    As filed with the Securities and Exchange Commission on March 19, 1999

                                                   Registration No. 333--
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              -------------------
                     NETWORK ACCESS SOLUTIONS CORPORATION
            (Exact name of registrant as specified in its charter)

                              100 Carpenter Drive
                           Sterling, Virginia 20164
                                (703) 742-7700
                   (Address of principal executive offices)

           Delaware                 4813                        54-1738938
      (State or other      (Primary standard industrial      (I.R.S. employer
      jurisdiction of      classification code number)    identification number)
     incorporation or
        organization)

                              -------------------
                               Jonathan P. Aust
                     President and Chief Executive Officer
                     Network Access Solutions Corporation
                              100 Carpenter Drive
                           Sterling, Virginia 20164
                                (703) 742-7700
 (Name, address, including zip code and telephone number, including area code of agent for service)

                              -------------------
                                  Copies to:

     Edwin M. Martin, Jr., Esquire            Scott M. Wornow, Esquire
      Nancy A. Spangler, Esquire        Paul, Hastings, Janofsky & Walker LLP
        Piper & Marbury L.L.P.               399 Park Avenue, 31st Floor
        1200 19th Street, N.W.                New York, New York 10022
        Washington, D.C. 20036                     (212) 318-6000
            (202) 861-3900

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 Title of Each Class of Securities To  Proposed Maximum Aggregate    Amount of
            Be Registered                  Offering Price (1)     Registration Fee
----------------------------------------------------------------------------------
Shares of Common Stock, par value
 $.001................................        $100,000,000            $27,800

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                     SUBJECT TO COMPLETION--March 19, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus

     , 1999
               [LOGO OF NAS]
                           NETWORK ACCESS SOLUTIONS

                               Shares of Common Stock

--------------------------------------------------------------------------------

    The Company:                   The Offering:


    .  We are a                 .  The Company is
       regionally-focused          offering shares.
       data communications
       and enterprise           .  The underwriters
       networking                  have an option to
       solutions company,          purchase an
       offering both high          additional
       speed DSL                   shares from us to
       connectivity and a          cover any over-
       complete suite of           allotments.
       value-added
       solutions to             .  This is our
       businesses.                 initial public
                                   offering, and no
    .  Network Access              public market
       Solutions                   currently exists
       Corporation                 for our shares.
       100 Carpenter Drive
       Sterling, Virginia 20164  . We currrently estimate
       (703) 742-7700              that the price of the
                                   shares will be between
       Proposed Symbol &           $    and $    .
       Market:
    .  NASC/Nasdaq              .  We plan to use the proceeds
       National Market             from this offering
                                   (after expenses) to
                                   finance capital
                                   expenditures,
                                   working capital and
                                   general corporate
                                   purposes and to
                                   finance operating
                                   losses that we
                                   expect to incur as
                                   we expand our
                                   customer base and
                                   network.

                                .  Closing:        ,
                                   1999.

 -------------------------------------------------------

                                             Per
                                            Share  Total
    ----------------------------------------------------
     Public offering price (estimated):     $      $
     Underwriting fees:
     Proceeds to Company (after expenses):
    ----------------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on Page 5.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette
                            Bear, Stearns & Co. Inc.
                                                              J.P. Morgan & Co.

             The undersigned is facilitating Internet distribution.

                                 DLJdirect Inc.

        [Graphic: Map of Bell Atlantic region showing network coverage]



                         [Graphic: Diagram of network]



   We use market data and industry forecasts throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of this information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed is reliable, but we have not independently verified this information. Neither we nor any of the underwriters represents that any such information is accurate.

   We own applications for federal registration and claim rights in the following trademarks: COPPERNET(TM), CU COPPERNET(TM) and CUNET(TM).

   This prospectus also refers to trade names and trademarks of other companies.

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................    1
Risk Factors........................   5
Use of Proceeds.....................   15
Dividend Policy.....................   15
Capitalization......................   16
Dilution............................   17
Selected Financial and Other Data...   18
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   19
Business............................   27

                                    Page
Management........................   45
Related Transactions..............   50
Principal Stockholders............   51
Description of our Capital Stock..   52
Shares Eligible for Future Sale...   55
Underwriting......................   57
Validity of the Shares............   59
Experts...........................   59
Available Information.............   59
Glossary of Terms.................  A-1
Index to Financial Statements.....  F-1

                               PROSPECTUS SUMMARY

   This summary highlights certain important information regarding our business and this offering. You should read this entire prospectus, including the "Risk Factors" and the financial statements and all related notes before deciding to purchase our common stock. We use the terms "we," "our" and "us" to refer to Network Access Solutions Corporation. Our business uses a number of technical terms that are not easily understandable. We have provided a glossary of terms for your convenience beginning on page A-1. All share information reflects a two for one exchange of our common stock effective March 18, 1999. Except as otherwise indicated, the information in this prospectus assumes that:

  . our common stock will be sold at $   per share, which is the mid-point of
    the range shown on the cover page of this prospectus;

  . the underwriters will not exercise their over-allotment option;

  . $5.0 million of our Series A Preferred Stock will be converted into shares of our common stock at the public offering price with the remaining shares and all accrued dividends cancelled without additional payment to the holders of those shares; and

  . we will complete a    for one exchange of our common stock before this
    offering.

                                  The Company

Our Business

   We are a regionally-focused data communications and enterprise networking solutions company. Through our CuNet (pronounced "CopperNet") branded service, we offer our customers high speed connectivity in the Bell Atlantic region using digital subscriber line, or DSL, technology. As a complement to CuNet, we offer our customers a complete suite of value-added enterprise networking solutions, including network integration, network management, network security and professional services. Our network supports both legacy telecommunications infrastructures, including traditional voice, and newer, more efficient packet-based communications, such as Asynchronous Transfer Mode (ATM), Frame Relay and Internet Protocol (IP). We plan to take advantage of the growth in the Internet, the expansion of local (LAN), metropolitan (MAN) and wide (WAN) area networking, the increase in telecommuting professionals and the introduction of advanced applications, such as video conferencing, multi-media and e-commerce, all of which are contributing to the explosion in the data communications requirements of businesses of all sizes. We believe that CuNet, which provides our customers with dedicated, "always on" connections to local, metropolitan and wide area networks, and our value-added enterprise networking solutions address the needs of those businesses.

   We believe that we have formed a closer day-to-day working relationship with Bell Atlantic than our competitors, and that we will be able to offer a more responsive, consistent and higher quality service in our target markets. In April 1997, we entered into our first interconnection agreement with Bell Atlantic and began CuNet service trials in November 1997. CuNet offers our customers both symmetrical and asymmetrical DSL connections at speeds ranging incrementally from 128 Kbps to as high as 7 Mbps, approximately two to 120 times the speed available through a standard 56 Kbps modem. CuNet provides speeds comparable to or higher than traditional T1 and Frame Relay services at 30% to 70% of the cost of those technologies.

   We currently offer CuNet in Boston, New York, Philadelphia, Baltimore, Washington, D.C. and Richmond and have collocated our equipment in 44 central offices. We own and operate a series of hybrid, ATM/Frame Relay, metropolitan area networks in each of these markets that are connected by our own private high speed fiber backbone. This enables us to deliver a wide area, virtual private network with the capacity, speed, reliability and level of service that our customers require. We expect to extend our network coverage to include Norfolk, Pittsburgh and Wilmington, Delaware by the end of 1999, and to raise the number of central offices in which we have collocated equipment to 340 by the end of this year. As opportunities present themselves, we may decide to expand our network beyond our initial target markets and into adjacent regions which may be served by local exchange carriers other than Bell Atlantic.

   We began operations by providing integrated products and services for wide area networks, serving as a premier partner for Paradyne Corporation, Ascend Communications, Inc. and Cisco Systems, Inc. Shortly thereafter, we began offering a complete suite of value-added enterprise networking solutions, including network integration, network management, network security and professional services. We have over 400 customers for our enterprise networking solutions business, including business customers and network service providers. We seek to provide bundled, comprehensive solutions to our customers. To sell those solutions, we employ a direct sales force, which we expect to grow to more than 140 people by the end of 1999, and also market our services through our wholesale and channel partners, including Internet service providers, inter-exchange carriers, other competitive local exchange carriers, or CLECs, and systems integrators.

Industry Overview

   We believe that a substantial business opportunity has been created by the growing demand for high speed data communications and enterprise networking solutions; the increasing network congestion being caused by the rapid growth in data traffic and the imbalance in capacity between local and wide area networks; the commercial availability of low cost DSL technology which reuses the existing copper telephone lines; and the regulatory changes resulting from the passage of the Telecommunications Act of 1996, or the 1996 Telecom Act. Gartner Group, a leading industry analyst, estimates that the U.S. market for packet-based, virtual private network and Internet protocol data services will grow from $3.4 billion in 1997 to $18.5 billion in 2002, a compounded annual growth rate of 40.3%. International Data Corporation estimates that the U.S. market for network operations outsourcing services will more than double from $4.0 billion in 1997 to $9.1 billion in 2002, a compounded annual growth rate of 17.6%.

Our Business Strategy

   Our goal is to become the premier provider of data communications and enterprise networking solutions in our target markets. We plan to:

  . rapidly provide depth of coverage in our markets;

  . capitalize on our core competency in direct sales and engineering support to businesses;

  . quickly provision reliable services by building relationships with service providers;

  . provide superior customer care;

  . deliver our products and services through multiple sales channels;

  . enhance and expand our network to meet the broadest array of business requirements; and

  . capitalize on the compelling economics of DSL.

   Our senior management has extensive experience in network integration, network management and network security and in providing professional services. Our President and Chief Executive Officer, Jonathan P. Aust, while with AT&T Corp., was one of the principal architects of the data network created to handle monetary transfers for the Federal Reserve System. Other members of our senior management team have worked for well-known telecommunications companies, including Level 3 Communications Inc., MCI WorldCom Inc., AT&T and Cable and Wireless, USA. Our principal equity sponsor, Spectrum Equity Investors, has invested over $8.4 million in our company and more than $300 million in telecommunications companies.

Our Organization

   We were incorporated in Virginia in December 1994 and began operations in January 1995. We reincorporated in Delaware in August 1998. Our executive offices are located at 100 Carpenter Drive, Sterling, Virginia 20164. Our telephone number is (703) 742-7700. We have established a Web site at www.nas-corp.com. The information on our Web site is not a part of this prospectus.

                                  The Offering

   We present below a summary of this offering.     of the shares being offered
have been reserved for purchase by our directors, officers and employees and their business associates and related persons. After this offering, we will
also have outstanding options to purchase     shares of our common stock,
including options to purchase    shares that will be exercisable immediately
after this offering.

   Stock offered................................    shares of common stock.
   Stock to be outstanding after this offering..    shares of common stock, or
                                                    shares of common stock,
                                                 assuming the underwriters
                                                 exercise their over-allotment
                                                 option in full.
   Use of proceeds.............................. We plan to use the proceeds from this offering (after
                                                 expenses) to finance capital
                                                 expenditures, working capital
                                                 and general corporate purposes
                                                 and to finance operating
                                                 losses that we expect to incur
                                                 as we expand our customer base
                                                 and network. See "Use of
                                                 Proceeds."
   Dividend policy.............................. We do not anticipate declaring or paying dividends for the
                                                 foreseeable future. Instead,
                                                 for the foreseeable future, we
                                                 will retain our earnings, if
                                                 any, for the future operation
                                                 and expansion of our business.
   Proposed Nasdaq National Market symbol....... NASC

                        Summary Financial And Other Data

   We present below summary financial and other data for our company. The summary historical balance sheet data as of December 31, 1998 and the summary historical statement of operations and other data for each of the three years ended December 31, 1998 have been derived from our audited financial statements that are included elsewhere in this prospectus. PricewaterhouseCoopers LLP has audited the financial statements as of and for each of the three years in the period ended December 31, 1998. The summary financial data for the year ended December 31, 1995 have been derived from our unaudited financial statements that are not included in this prospectus. You should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more complete financial information included elsewhere in this prospectus.

                                               Year Ended December 31,
                                         -------------------------------------
                                            1995      1996     1997     1998
                                         (unaudited)
                                           (in thousands, except per share
                                                        data)
Statement of Operations Data:
Revenue................................    $1,927    $14,482  $8,945  $ 11,639
                                           ------    -------  ------  --------
Cost of revenue:
  Direct costs.........................     1,490     12,066   7,411     9,401
  Network services.....................       --         --        2        40
                                           ------    -------  ------  --------
    Total cost of revenue..............     1,490     12,066   7,413     9,441
Operating expenses:
  Selling, general and administrative..       299      2,255   1,437     4,017
  Amortization of deferred
   compensation........................       --         --      --        219
  Depreciation and amortization........         9          7      12       130
                                           ------    -------  ------  --------
    Total operating expenses...........       308      2,262   1,449     4,366
                                           ------    -------  ------  --------
Income (loss) from operations..........       129        154      83    (2,168)
Interest income (expense), net.........       --          (1)     (5)       64
                                           ------    -------  ------  --------
Income (loss) before income taxes......       129        153      78    (2,104)
Provision (benefit) for income taxes...        39         63      36       (28)
                                           ------    -------  ------  --------
Net income (loss)......................    $   90    $    90  $   42  $ (2,076)
                                           ======    =======  ======  ========
Net income (loss) per common share
 (basic and diluted)...................    $ 0.01    $  0.01  $ 0.00  $ (0.22)
                                           ======    =======  ======  ========
Weighted average common shares
 outstanding (basic and diluted).......     9,740      9,740   9,740    12,134
                                           ======    =======  ======  ========
Pro forma net income (loss) per common
 share (basic and diluted) (1).........
Pro forma weighted average common
 shares outstanding (basic and
 diluted) (1)..........................
Other Data:
EBITDA (2).............................    $  138    $   161  $   95  $ (1,819)
Capital expenditures...................        18         30     122     1,156
Net cash provided by (used in)
 operating activities..................         3        (27)    805    (2,810)
Net cash used in investing activities..        18         30     122     1,341
Net cash provided by financing
 activities............................        42         55       9     8,956

                                                As of December 31, 1998
                                          ------------------------------------
                                                                  Pro Forma
                                           Actual  Pro Forma(1) as Adjusted(3)
                                                     (in thousands)
Balance Sheet Data:
Cash and cash equivalents................ $  5,518   $ 5,518         $
Property and equipment, net..............    5,031     5,031
Total assets.............................   12,928    12,928
Total debt (including capital lease
 obligations)............................    2,513     2,513
Mandatorily redeemable preferred stock...    5,641       --
Total stockholders' equity ..............      932     6,573

--------------------
(1) The "pro forma" summary financial data as of and for the year ended December 31, 1998 reflects the conversion of $5.0 million of our
    mandatorily redeemable Series A Preferred Stock into     shares of our
    common stock at the public offering price and the cancellation without consideration of the remaining shares of our Series A Preferred Stock and all accrued dividends as if such conversion and cancellation had occurred as of December 31, 1998 for the pro forma balance sheet data and on January 1, 1998 for the pro forma statement of operations data.
(2) We define EBITDA as our net income (loss) excluding net interest, income taxes, depreciation and amortization of property and equipment and amortization of deferred compensation. EBITDA is presented to aid your understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. We may calculate our EBITDA differently from other companies.
(3) The "pro forma as adjusted" summary financial data as of December 31, 1998 reflects the events described in note 1 and the issuance of our common stock in this offering and the application of the net offering proceeds as described in "Use of Proceeds."

                                  RISK FACTORS

   You should consider carefully the following risks, together with all other information included in this prospectus before you decide to buy our common stock. The risks and uncertainties described below are not the only ones we face. Please keep these risks in mind when reading any forward looking statements appearing elsewhere in this prospectus. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. The trading price of our common stock may decline, and you could lose all or part of the money you paid to buy our common stock.

Our business model is evolving, especially our CuNet business model which is unproven

   We commenced operations in 1995 as a products integration and network services business. Since that time, we have broadened our business plan to offer customers CuNet, our DSL-based high speed digital communication services. We entered into our first interconnection agreement with Bell Atlantic in April 1997 and conducted CuNet service trials in cooperation with Bell Atlantic from November 1997 to August 1998. We began commercially offering CuNet in Washington, D.C. and Philadelphia in January 1999. Although we are now offering CuNet in six markets, we are unable to determine whether these services will be profitable for us. To achieve the growth that we expect, we are depending on the success of our CuNet business. While we believe that we have been successful in managing our network integration, network management and network security business since our formation, if our CuNet business does not evolve as we expect, we will likely grow at a significantly slower pace than would be the case if our CuNet business is successful. If that situation arises, it is possible that the price of our common stock may reflect the slower growth associated with a business that does not offer DSL-based services.

   We have not tested our CuNet business model and strategy. The combination of our unproven business model and the highly competitive and quickly changing market in which we compete makes it difficult for us to predict the extent to which CuNet will achieve market acceptance. To be successful, we must develop and market services that are widely accepted by businesses at profitable prices. We may never be able to deploy our network as planned or achieve significant market acceptance, favorable operating results or profitability.

   You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly in new and rapidly evolving markets. To overcome these risks, we must, among other things:

  .  rapidly expand the coverage of our services within our regions;

  .  attract and retain customers;

  .  increase awareness of our services;

  .  respond to competitive developments;

  .  continue to attract, retain and motivate qualified persons;

  .  continue to upgrade our technologies;

  .  introduce and develop new technology for our network services; and

  .  effectively manage our expanding operations.

   We cannot assure you that we will be successful in addressing these requirements.

   Due to the so far limited deployment of CuNet, we cannot guarantee that our network will be able to connect and manage a substantial number of end users at high transmission speeds. We may be unable to scale our network to service a substantial number of end users while achieving high performance.

Our revenue mix is changing significantly

   We believe our financial results now and in the future are not, and will not be, directly comparable to our prior financial results. Substantially all of our revenue in 1995, 1996, 1997 and 1998 was derived from our value-added enterprise networking solutions business. Our largest customers have been AT&T and Zeneca Pharmaceuticals, a division of Zeneca, Inc. AT&T and Zeneca accounted for 50.4% and 9.6%, respectively, of our revenue in 1998, so the loss of either customer could adversely affect our business. Although in the short term we expect to derive the majority of our revenue from our value-added enterprise networking solutions business, we expect that over time our CuNet revenue will constitute the more significant portion of our total revenue. Revenue from CuNet to date has been minimal. Accordingly, you have very limited historical financial information upon which to base your evaluation of our performance and an investment in our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We cannot predict the future growth or ultimate size of the market for CuNet

   The market for CuNet is in the early stages of development. Various providers of high speed digital communication services are testing products from various suppliers for various applications, and suppliers have not broadly adopted an industry standard. Critical issues concerning commercial use of DSL for Internet and local area network access, including security, reliability, ease and cost of access and quality of service, remain unresolved and may impact the growth of this market. If the market for CuNet fails to develop, grows more slowly than anticipated or becomes saturated with competitors our business will not produce the level of profitability we hope to achieve.

Future growth will strain our resources

   We have rapidly and significantly expanded our operations. We anticipate further significant expansion of our operations in an effort to achieve our CuNet network rollout and deployment objectives. This rapid growth is likely to place a significant strain on our business resources. Our expansion to date has strained our management, financial controls, operations systems, personnel and other resources. Any future rapid expansion would increase these strains. If our marketing strategy is successful, we may be unable to respond to our customers' demand for services and technical support in a timely manner and in accordance with their expectations. Rapid growth of our business would make it difficult to implement successfully our strategy to provide superior customer service. To manage our growth effectively, we must:

  . improve existing and implement new operational, financial and management information controls, reporting systems and procedures in an efficient and in a timely manner;

  . hire, train and manage sufficient additional qualified personnel to support our future operations;

  .  expand and upgrade our technologies; and

  .manage multiple relationships with our customers, vendors and other third parties.

   Failure to manage our future growth effectively could adversely affect the expansion of our customer base and service offerings and could result in a lower level of profitability than we hope to achieve.

We depend on Bell Atlantic for collocation facilities, copper telephone lines and back-office services

   We depend on Bell Atlantic for collocation facilities to connect our equipment to our node sites in our target markets. We began collocating our equipment in Bell Atlantic central offices in late 1997 and to date we have collocated in 44 spaces. We plan to collocate our equipment in 340 spaces by the end of 1999. As opportunities present themselves, we may decide to expand our network beyond our initial target markets and into adjacent regions which may be served by incumbent local exchange carriers, or ILECs, other than Bell Atlantic. If that expansion occurs, we will require collocation facilities, copper telephone lines and back office services from such other ILECs.

   We have experienced, and expect to experience in the future, lengthy periods between our request for and the actual provision of collocation space. Any delay in obtaining access to collocation space or rejection of our applications for collocation could result in delays in the rollout of our CuNet services. Bell Atlantic may experience, or claim to experience, a shortage of collocation space capacity. The number of other CLECs that request collocation space will also affect the availability of space. Existing telecommunications regulatory requirements give us three collocation options in a given central office: physical collocation, virtual collocation or secured collocation in an open physical environment (SCOPE). With physical collocation, we install and maintain our equipment in Bell Atlantic's central offices and have complete access to the space. With SCOPE collocation, we install and maintain our equipment in Bell Atlantic's central offices, but our access to the space is non-exclusive. With virtual collocation, Bell Atlantic installs and maintains the equipment on our behalf, but we have no access to the space. While we have used virtual and SCOPE collocation in our network, those alternatives reduce our control over our equipment, and therefore may reduce the level of quality and service we provide to our customers.

   We depend on Bell Atlantic for the copper telephone lines we use in our CuNet services to connect end users to our equipment collocated in Bell Atlantic's central offices. Our ability to provide DSL-based services to customers depends on the quality, physical condition, availability and maintenance of telephone lines within Bell Atlantic's control. We believe that the current condition of copper telephone lines in some cases will be inadequate to permit us to implement our network services without delay. Bell Atlantic may claim their copper telephone lines are not of sufficient quality to allow us to implement our network services without delay.

   We depend on Bell Atlantic for the operational support services, or OSS, necessary to order, provision, repair and maintain the copper telephone lines we use to provide CuNet. The systems that Bell Atlantic uses to provide OSS and the regulatory requirements with which ILECs must comply in providing OSS, are still under development. Bell Atlantic's failure to provide OSS in a timely or efficient manner could delay our ability to order, provision, maintain or repair the copper lines over which CuNet is offered and cause our customers to be dissatisfied with CuNet.

   Bell Atlantic is the sole supplier of copper telephone lines and collocation space in our target markets. Because we compete with Bell Atlantic in our target markets, Bell Atlantic may be reluctant to cooperate with us. For example, Bell Atlantic may seek, through the regulatory process, to change the prices or other terms under which copper telephone lines and collocation space is made available to us. Bell Atlantic's position as both a DSL service competitor and a supplier of numerous essential inputs to our DSL offerings gives Bell Atlantic an incentive to cross subsidize its own DSL offerings by failing to fully allocate to its DSL service the costs it incurs in providing that service. Existing regulations are designed to minimize the risk of cost misallocation, but the need for strong enforcement of these regulations is critical and cannot be guaranteed. If Bell Atlantic does not meet its obligations under our interconnection agreements, we may face additional delays in building our network. See "Business--Interconnection Agreements with Bell Atlantic." To the extent we expand into markets outside of the Bell Atlantic service region, we will have to develop relationships with other ILECs and enter into interconnection agreements with them, which may be a lengthy process. We cannot assure you that we will be successful in developing these relationships or entering into these interconnection agreements.

Our operating results and common stock price may fluctuate significantly

   Our annual and quarterly operating results may fluctuate significantly in the future due to numerous factors, including:

  .the rate of customer acquisition and turnover;

  .the prices our customers are willing to pay;

  .the amount and timing of expenditures relating to the expansion of our services and infrastructure;

  . the timing and availability on reasonable terms of Bell Atlantic copper telephone lines and central office collocation space;

  . the timing and availability on reasonable terms of Bell Atlantic operations support and spectrum management services;

  .the timing and availability on reasonable terms of transport facilities;

  .the ability of our equipment and service suppliers to meet our needs;

  .our ability to deploy our network on a timely basis;

  .the success of our relationships with our partners and distributors;

  .introduction of new services or technologies by our competitors;

  . regulatory developments governing our industry, including potential new or changed laws or regulations and interpretations of the 1996 Telecom Act;

  .technical difficulties or network downtime;

  .the condition of the telecommunications and network service industries;
   and

  .general economic conditions.

   Many of these factors are beyond our control. Thus, our operating results in one or more future periods could fail to meet or exceed the expectations of securities analysts or investors.

   Our common stock price may also fluctuate as a result of fluctuations in our operating results or as a result of factors beyond our control, such as announcements by others. You should also consider that trading prices for the stock of newly-public companies like ours are often very volatile.

We depend on Bell Atlantic and other third parties to provide fiber optic transport facilities

   We depend on the availability of fiber optic transmission facilities from Bell Atlantic and other third parties to connect our equipment within and between metropolitan areas. These fiber optic carriers include long distance carriers, ILECs and other CLECs. Many of these entities are, or may become, our competitors. We have not established a history of obtaining transmission facilities in large volumes which we expect will be necessary for the deployment of our intended product and service offerings. We may be unable to negotiate or renew favorable supply agreements. We depend on the timeliness of fiber optic carriers to process our orders for customers who seek to use our services. We have in the past experienced supply problems with certain of our fiber optic suppliers, and they may not be able to meet our needs on a timely basis in the future. If this occurs, we may not have alternative means of connecting our DSL equipment with our node sites.

The lengthy CuNet sales cycle may adversely affect our operating results

   The sales cycle for CuNet varies depending on the size and complexity of the customer's network, whether the business is a new or existing customer and on the number of end users. Our sales cycle typically involves:

  .a significant technical evaluation;

  .an initial trial rollout to a relatively small number of end users;

  .a commitment of capital and other resources by the customer;

  .delays associated with the customer's internal procedures to approve large capital expenditures;

  .time required to engineer the deployment of our services;

  .coordination of the activation of multiple access lines with Bell
   Atlantic; and

  .testing and acceptance of our services.

   For these and other reasons, our sales cycle for large businesses may last six months. During the lengthy sales cycle, we incur significant expenses in advance of our receipt of revenue. If sales that we forecast for a particular period do not occur, our expenses for that period may exceed our revenue to a greater extent than expected.

We may not be able to compete effectively

   We will face competition in the DSL market from many competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. We expect the level of competition to intensify in the future. We expect significant competition from Bell Atlantic, from traditional and new long distance carriers, cable modem service providers, Internet service providers, wireless and satellite data service providers and major DSL providers. Bell Atlantic has existing metropolitan area networks and circuit-switched local access networks and its own Internet service provider businesses, and has started residential sales of DSL-based access services. We believe that Bell Atlantic presently has the potential to quickly overcome many of the issues that have delayed its widespread deployment of DSL services in the past.

   Many of the leading traditional long distance carriers, including AT&T, MCI WorldCom and Sprint Corporation, are expanding their capabilities to support high speed, end-to-end networking services. The newer long distance carriers, including The Williams Companies, Inc., Qwest Communications International Inc. and Level 3 Communications, are building and managing high bandwidth, nationwide packet-based networks and partnering with Internet service providers to offer services directly to the public. Cable modem service providers, like At Home Corporation, are offering or preparing to offer high speed Internet access over hybrid fiber networks to consumers and have positioned themselves to do the same for businesses. Several new companies are emerging as wireless or satellite-based data service providers. Some Internet service providers with significant and even nationwide presences provide DSL-based Internet access to residential and business customers. Other companies, including Covad Communications Group, Inc., Rhythms NetConnections Inc. and NorthPoint Communications Holdings, Inc., have begun offering DSL-based access services, and have attracted marketing allies and product development partners. Others are likely to do the same in the future.

   Many of these competitors are offering, or may soon offer, technologies and services that will directly compete with some or all of our service offerings. Our competitors use technologies for local access connections that include ISDN, DSL, wireless data and cable modems. We compete on the basis of transmission speed, reliability of service, breadth of service, price/performance, network security, ease of access and use, content bundling, customer support, strategic relationships and operating experience. Some of our competitors or potential competitors may have the financial resources to withstand substantial price competition, and we cannot assure you that we will be able to compete successfully in the future. Moreover, our competitors may be better situated to negotiate contracts with suppliers of telecommunications services which are more favorable than contracts negotiated by us. The regulatory environment in which we operate is subject to change, which could create greater competitive advantages for all or some of our competitors or could make it easier for additional parties to provide DSL services. Our failure to compete effectively would have a material and adverse effect on our business, operating results and financial condition.

   Because our market is new and evolving, and because current and future competitors are likely to introduce competing services, we cannot accurately predict the rate at which our market will grow, if at all, or whether new or increased competition will result in market saturation.

Industry consolidation could adversely affect us

   Consolidation of companies offering high speed local data transport is occurring through acquisitions, joint ventures and licensing arrangements involving our competitors. We cannot predict with any certainty how industry consolidation will affect us or our competitors. We cannot assure you that we will be able to compete successfully in an increasingly consolidated industry. Any heightened competitive pressures that we may face may have a material adverse effect on our business, operating results and financial condition.

We need significant additional funds to expand our business

   We will require significant additional capital to expand our business. We intend to seek substantial additional financing in the future to fund the growth of our operations, including funding the significant capital expenditures and working capital requirements we need to provide service in our targeted markets. We believe that our current capital resources, including the proceeds of this offering, will be sufficient to fund our aggregate capital expenditures and working
capital requirements, including operating losses, until       . We may not have
completed our network rollout by this date and may need additional capital. Our actual funding requirement may differ materially if our assumptions underlying this estimate turn out to be incorrect or change as our business model evolves. Therefore, you should consider that our funding requirements may increase, perhaps substantially, if we are unable to generate revenue in the amount and within the time frame we expect or if we have unexpected cost increases.

   We may be unable to obtain any future equity or debt financing on acceptable terms or at all. A market downturn or general market uncertainty may adversely affect our ability to secure additional financing. Any future borrowing instruments, like credit facilities, are likely to contain restrictive covenants that limit our ability to incur additional indebtedness and pay dividends. These instruments could also require us to pledge assets as security for the borrowings. If we were to leverage our business by incurring significant debt, we may be required to devote a substantial portion of our cash flow to service that indebtedness. This could require us to modify our business plan, for example, by delaying the capital expenditures necessary to complete our network. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Changes in laws or regulations could adversely affect the way we operate our business

   The terms under which we obtain the facilities and services we need in order to provide CuNet are subject to regulation at the federal, state and/or local levels. Future federal or state legislation and regulations may be less favorable to us than current regulation and therefore have an adverse impact on our business, operating results and financial condition. For example, we cannot control the rates, terms or conditions under which we collocate our equipment, connect to copper telephone lines or gain the use of transmission facilities. Instead, the FCC and state public utility commission regulatory policies and ILEC tariffs determine the price, terms and conditions under which collocation space is provided to us. Significant changes in existing collocation policies could hurt our CuNet business. We may be required to obtain prior approvals from state public utility commissions or similar state regulatory agencies in connection with this offering. We may not obtain these approvals on a timely basis or at all.

   The state public utility commissions or similar state regulatory bodies, the FCC and the courts oversee, in varying degrees, the rates, terms and conditions under which we gain access to an ILEC's copper telephone lines and transport facilities that we need in order to provide CuNet. These government entities may modify the terms or prices of our interconnection agreements and our access to an ILEC's copper telephone lines and transmission facilities in ways that would be adverse to our business. The methodology prescribed by the FCC to set the rates at which ILECs such as Bell Atlantic must make access and interconnection available to carriers such as us is the subject of a court challenge, and the rule governing which network elements an ILEC must make available to other carriers such as us has been sent back to the FCC by the U.S. Supreme Court for review. A change in this methodology and the FCC's rules could hurt our CuNet business. ILECs may from time to time propose new rates, terms or conditions on the availability of their lines, and the outcomes of future proceedings and rulings could have a material and adverse effect on our business, operating results and financial condition.

   FCC and state public utility commission policies may affect the speed with which Bell Atlantic provides us with efficient back office support services -- such as OSS and spectrum management -- that are crucial to the success of our CuNet business. We have no choice but to depend on Bell Atlantic for some of these essential back office services. Because Bell Atlantic is potentially one of our most significant competitors in the DSL service market, without strong regulatory oversight, Bell Atlantic may not provide us with these necessary services in a timely and efficient manner.

   In addition, telecommunications providers pay a variety of surcharges and fees on their gross revenue from interstate and intrastate services. The surcharges and fees we currently are required to pay may increase due to periodic revisions of the applicable surcharges by federal and state regulators, which may hurt our CuNet business.

We may fall behind technology trends and evolving industry standards

   The telecommunications industry is subject to rapid and significant technological changes, like continuing developments in DSL technology and alternative technologies for providing high speed data communications. We cannot predict the effect of technological changes on our business. We will rely in part on third parties, including our competitors and potential competitors, for the development of and access to new communications and networking technology. We expect that new products and technologies applicable to our market will emerge. New products and technologies may be superior to ours and render obsolete our products and technologies. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes and evolving industry standards. We may be unable to obtain access to new technology on acceptable terms or at all. We may be unable to adapt to new technologies and offer services in a competitive manner.

   New technologies and products may not be compatible with our technologies. We believe that the telecommunications industry must set standards to make various products and technologies compatible. Although we intend to support emerging standards in our market, industry standards may not be established. If standards become established, we may not be able to conform to these new standards in a timely fashion and maintain a competitive position in the market.

Our success depends on our retention of our key personnel and on their performance

   Our success depends on Jonathan P. Aust, our President and Chief Executive Officer, and our other executive officers and key employees. Members of our senior management team have worked together for only a short period of time. We do not have "key person" life insurance policies on any of our employees. Generally, members of our senior management team can terminate their employment agreements with us on thirty days notice. Any of our other employees may terminate his or her employment with us at any time. Given our stage of development, we depend on our ability to retain and motivate high quality personnel, especially our management. Our future success depends on our continuing ability to identify, hire, train and retain highly qualified technical, sales, marketing and customer service personnel. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. In particular, we face intense competition for qualified personnel, particularly in software development, network engineering and product management. We may be unable to continue to employ our key personnel or to attract and retain qualified personnel in the future. See "Business--Employees" and "Management."

We depend on third parties for our equipment and some of our installation and field service

   We plan to purchase our equipment from many vendors, including Ascend and Paradyne. At peak demand times we intend to outsource some of the installation and field service of our network to third parties. Our reliance on third party vendors involves a number of risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs.

   If any of our vendors reduces or interrupts its supply, or if any significant installer or field service provider interrupts its service to us or fails to perform to required specifications, our business could be disrupted. Our suppliers may be unable to manufacture and deliver the amount or quality of equipment we order, or the available supply may be insufficient to meet our demand. Currently, the DSL modem and DSL multiplexing equipment used for a single connection over a copper line must come from the same vendor since there are no existing interoperability standards for the equipment used in our higher speed services. If our suppliers or licensors enter into competition with us, or if our competitors enter into exclusive or restrictive arrangements with our suppliers or licensors, then these events may materially and adversely affect the availability and pricing of the equipment we purchase and the technology we license.

A system failure could cause delays or interruptions of our service

   Our operations depend on our ability to avoid damages from such events as:

  .fires;

  .earthquakes;

  .floods;

  .power losses;

  .excessive sustained or peak user demand;

  .telecommunications failures;

  .network software flaws; and

  .transmission cable cuts.

   A natural disaster or other unanticipated problem at our owned or leased facilities could interrupt our services. If an ILEC, CLEC or other service provider fails to provide the communications capacity we require, as a result of a natural disaster, operational disruption or any other reason, then this failure could interrupt our services.

A breach of our network security could cause delays or interruptions of our service

   Despite the implementation of security measures, our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Corporate networks and Internet service providers have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which might cause us to be liable to our customers, and might deter potential customers. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and our customers' end users.

We may not be able to protect our intellectual property and may be subject to infringement and other claims

   The steps we have taken may be inadequate to protect our technology or other intellectual property. We rely on a combination of licenses, confidentiality agreements and other contracts to establish and protect our technology and other intellectual property rights. We have applied for trademarks and servicemarks on terms and symbols that we believe are important for our business. We currently have no patents or patent applications pending. We also rely on unpatented trade secrets and know-how to maintain our competitive position. We seek to protect this information by confidentiality agreements with employees, consultants and others. These agreements may be breached or terminated and we may not have adequate remedies for any breach. Our competitors may learn or discover our trade secrets.

   Our competitors may independently develop technologies that are substantially equivalent or superior to ours. Third parties, including our competitors, may assert infringement claims against us and, in the event of an unfavorable ruling on any claim, we may be unable to obtain a license or similar agreement to use technology we need to conduct our business. Our management personnel were previously employees of other telecommunications companies. In many cases, these individuals are conducting activities for us in areas similar to those in which they were involved prior to joining us. As a result, we or our employees could be subject to allegations of violation of trade secrets and other similar claims.

Our principal stockholders and management will be able to exercise significant influence

   Our executive officers, directors and principal stockholders together will
beneficially own   % of our common stock after this offering, or   % if the
underwriters exercise their over-allotment option in full. These stockholders will be able to determine the composition of our board of directors, will retain the voting power to approve all matters requiring stockholder approval, including any merger, and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of our common stock or prevent you from realizing a premium over the market price for your shares of common stock. See "Principal Stockholders" for information about the ownership of common stock by our executive officers, directors and principal stockholders.

Problems related to the Year 2000 issue could negatively impact our business

   The Year 2000 issue could result in system failures or miscalculations, causing disruptions in our operations. We have formulated a plan to address our Year 2000 issues. Our Year 2000 plan applies to two areas: internal business systems and compliance by external customers and vendors. We have completed our assessment and remediation of all internally identified Year 2000 problems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000 Issue."

   We have not been able to conduct a compliance check of Bell Atlantic or assess Bell Atlantic's Year 2000 compliance. To the extent that Bell Atlantic or other third parties experience Year 2000 problems, our network and services could be adversely affected. Based on responses from our external customers and vendors, other than Bell Atlantic, we believe that they will not experience Year 2000 problems that would materially and adversely affect our business, but we do not have any way of verifying this information. Furthermore, the purchasing patterns of our customers may be affected by Year 2000 issues as they expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for our services. Any of these developments could have a material and adverse effect on our business, operating results and financial condition.

   We have not formulated a contingency plan to address the worst-case Year 2000 scenario.

Our common stock has not been traded in the public market before this offering

   Our common stock has not been traded in the public market before this offering. We will apply to the Nasdaq National Market to list our common stock, but we do not know whether active trading in our common stock will develop or continue after this offering. We will determine the price you will pay for our common stock through negotiations with the underwriters. You may not be able to resell your shares at or above the price you will pay for our common stock. For a description of the factors that will be taken into account to determine the offering price, see "Underwriting--Pricing of this Offering."

Future sales of our common stock in the public market could lower our stock price

   After this offering, we will have      shares of common stock outstanding,
of which      shares will be "restricted shares." Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time in the public market and could impair our ability to raise funds in additional stock offerings.

   The      shares of common stock sold in this offering will be freely tradeable under the Securities Act, except for shares purchased by an affiliate of ours, sales of which will be generally limited by Rule 144 under the Securities Act. Holders of "restricted shares" generally will be entitled to sell their shares in the public market without registration either under Rule 144 or any other applicable exemption under the Securities Act.

   The number of shares of common stock available for sale in the public market is limited by lock-up agreements under which the holders of substantially all of our outstanding shares of common stock and options to purchase our common stock have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after this offering without the consent of Donaldson, Lufkin & Jenrette Securities Corporation. Donaldson, Lufkin & Jenrette Securities Corporation, in its sole discretion and at any time without notice, may release all or any portion of the securities subject to lock-up agreements.

   After this offering, the holders of 9,800,000 shares of common stock will have the right to require us to register the sale of their shares, subject to limitations and to the lock-up agreements with the underwriters. These holders also have the right to require us to include their shares in any future public offerings of our equity securities. Within approximately 180 days after this offering, we intend to file one or more registration statements under the Securities Act to register 4,500,000 shares of common stock subject to outstanding stock options or reserved for issuance under our stock incentive plan. The sale of these shares will also be subject to certain resale limitations and lock-up agreements with the underwriters. See "Shares Eligible for Future Sale."

Our anti-takeover protections could hurt our stockholders

   Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of our company, even if a change in control would be beneficial to stockholders. Our certificate of incorporation will provide for a classified board of directors and will allow our board to issue, without stockholder approval, preferred stock with terms set by the board. The preferred stock could be issued quickly with terms that delay or prevent the change in control of our company or make removal of management more difficult. Also, the issuance of preferred stock may cause the market price of our common stock to decrease. See "Description of our Capital Stock" for more information.

This prospectus contains forward-looking statements which may not prove to be accurate

   This prospectus contains forward-looking statements and information relating to our company. We generally identify forward-looking statements in this prospectus using words like "believe," "intend," "expect," "may," "should," "plan," "project," "contemplate," "anticipate" or similar statements. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results may differ significantly from the results discussed in these forward-looking statements.

                                USE OF PROCEEDS

   We estimate that we will receive approximately $    million in net proceeds
from this offering based upon an assumed initial public offering price of $ per share. This amount reflects deductions from the gross proceeds of the offering of:

  .  approximately $    million, which will be retained by the underwriters
     as discounts and commissions; and

  .  approximately $    million, representing our estimated expenses for this
     offering.

   We will use the net proceeds from this offering to finance capital expenditures, working capital and general corporate purposes and to finance operating losses that we expect to incur as we expand our customer base and network. The actual amount of net proceeds we spend on a particular use will depend on many factors, including:

  .  our future revenue growth, if any;

  .  our future capital expenditures; and

  .  the amount of cash generated by our operations.

   Many of these factors are beyond our control. Therefore, we will retain broad discretion in the use of the net proceeds.

   This use of proceeds does not reflect the underwriters' exercise of their
over-allotment option. We estimate that we will receive $    million in
additional net proceeds if the underwriters exercise their over-allotment option in full.

   Until we use the net proceeds of this offering, we intend to invest the net proceeds in short-term investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid dividends. We do not anticipate declaring or paying dividends for the foreseeable future. Instead, for the foreseeable future, we will retain our earnings, if any, for the future operation and expansion of our business.

                                 CAPITALIZATION

   The following table shows our capitalization at December 31, 1998 on an actual basis, a pro forma basis and pro forma as adjusted to give effect to this offering and the application of the estimated net proceeds we will receive in this offering. See "Use of Proceeds." You should also refer to our financial statements and the related notes included elsewhere in this prospectus.

                                                     December 31, 1998
                                             -----------------------------------
                                                       (in thousands)
                                                                    Pro Forma
                                             Actual  Pro Forma(1) as Adjusted(2)
Cash and cash equivalents..................  $5,518      $            $
                                             ======
Long-term obligations:
  Capital lease obligations (including
   current portion)........................   1,513
  Note payable.............................   1,000
  Deferred compensation (including current
   portion)................................     500
                                             ------
    Total long-term obligations (including
     current portion)......................   3,013
                                             ------
Series A mandatorily redeemable preferred
 stock, $0.001 par value, 10,000,000 shares
 authorized, issued and outstanding (liqui-
 dation preference $10,322,192) (actual);
 no shares issued and outstanding (pro
 forma); no shares issued and outstanding
 (pro forma as adjusted)...................   5,641
                                             ------
Stockholders' equity:
  Common stock, $0.001 par value,
   50,000,000 shares authorized, 19,800,000
   shares issued (actual),      shares is-
   sued (pro forma);     shares issued (pro
   forma as adjusted)......................      20
  Additional paid-in capital...............   8,116
  Deferred compensation....................  (3,463)
  Deficit..................................  (1,841)
  Less treasury stock, at cost, 3,800,000
   shares..................................  (1,900)
                                             ------
    Total stockholders' equity.............     932
                                             ------
      Total capitalization.................  $9,586
                                             ======

---------------------
(1) Reflects the conversion of $5.0 million of our mandatorily redeemable
    Series A Preferred Stock into          shares of our common stock at the
    public offering price and the cancellation without consideration of the remaining shares of our Series A Preferred Stock and all accrued dividends as if such conversion and cancellation had occurred as of December 31, 1998.
(2) Reflects the events described in note 1 and the issuance of our common stock in this offering and the application of the net offering proceeds as described in "Use of Proceeds."

                                    DILUTION

   Our net tangible book value at December 31, 1998 was $    or $    per common
share. Net tangible book value is the amount of total tangible assets less total liabilities. Net tangible book value per common share is net tangible book value divided by the number of shares of common stock outstanding. Net pro forma tangible book value per common share is determined by dividing our net tangible book value by the number of shares of our common stock outstanding after giving effect to this offering. Assuming no changes in our net tangible book value, other than to give effect to the sale of the common stock offered by this prospectus and the application of the net offering proceeds as described under "Use of Proceeds," our pro forma net tangible book value at
December 31, 1998 would have been $    , or $    per common share.

   This represents an immediate increase in pro forma net tangible book value
of $    per common share to existing stockholders, and an immediate dilution in
pro forma net tangible book value of $    per common share to new investors
purchasing our common stock in this offering. The following table illustrates this per share dilution.

Assumed initial public offering price per common share................      $
  Net tangible book value per common share at December 31, 1998....... $
  Increase per share attributable to new investors....................
Net tangible book value per common share after this offering..........
                                                                            ----
Dilution per common share to new investors............................      $
                                                                            ====

   The following table summarizes at December 31, 1998:

  . the number of shares of our common stock purchased by existing stockholders, the total consideration and the average price per share paid to us for these shares, valuing these shares at the initial public offering price;

  . the number of shares of our common stock purchased by new investors, the total consideration and the price per share paid by them for these shares; and

  . the percentage of shares of our common stock purchased by the existing stockholders and new investors and the percentage of consideration paid to us for these shares.

   This table assumes that none of the stock options outstanding upon the closing of this offering will be exercised.

                                          Shares         Total        Average
                                        Purchased    Consideration   Price Per
                                      -------------- -------------- Common Share
                                      Number Percent Amount Percent ------------
Existing stockholders................              %  $         %       $
New Investors........................
  Total..............................         100.0%  $      100.0%     $

                       SELECTED FINANCIAL AND OTHER DATA

   We were incorporated in December 1994 and began operations in January 1995. We present below selected financial and other data for our company. The historical balance sheet data as of December 31, 1997 and 1998 and the historical statement of operations and other data for each of the three years ended December 31, 1998 have been derived from audited financial statements that are included elsewhere in this prospectus. The balance sheet data as of December 31, 1996 have been derived from audited financial statements that are not included in this prospectus. PricewaterhouseCoopers LLP has audited the financial statements as of and for each of the three years in the period ended December 31, 1998. The financial data as of and for the year ended December 31, 1995 have been derived from our unaudited financial statements that are not included in this prospectus. You should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more complete financial information included elsewhere in this prospectus.

                                                Year Ended December 31,
                                          -------------------------------------
                                             1995      1996     1997     1998
                                          (unaudited)
                                            (in thousands, except per share
                                                         data)
Statement of Operations Data:
Revenue.................................    $1,927    $14,482  $8,945   $11,639
                                            ------    -------  ------  --------
Cost of revenue:
 Direct costs...........................     1,490     12,066   7,411     9,401
 Network services.......................       --         --        2        40
                                            ------    -------  ------  --------
 Total cost of revenue..................     1,490     12,066   7,413     9,441
Operating expenses:
 Selling, general and administrative....       299      2,255   1,437     4,017
 Amortization of deferred compensation..       --         --      --        219
 Depreciation and amortization..........         9          7      12       130
                                            ------    -------  ------  --------
 Total operating expenses...............       308      2,262   1,449     4,366
                                            ------    -------  ------  --------
Income (loss) from operations...........       129        154      83    (2,168)
Interest income (expense), net..........       --          (1)     (5)       64
                                            ------    -------  ------  --------
Income (loss) before income taxes.......       129        153      78    (2,104)
Provision (benefit) for income taxes....        39         63      36       (28)
                                            ------    -------  ------  --------
Net income (loss).......................    $   90    $    90  $   42  $ (2,076)
                                            ======    =======  ======  ========
Net income (loss) per common share
(basic and diluted).....................    $ 0.01    $  0.01  $ 0.00  $  (0.22)
                                            ======    =======  ======  ========
Weighted average common shares
 outstanding (basic and diluted)........     9,740      9,740   9,740    12,134
                                            ======    =======  ======  ========
Pro forma net income (loss) per common
 share (basic and diluted) (1)..........
Pro forma weighted average common shares
 outstanding (basic and diluted) (1)....

Other Data:
EBITDA (2)..............................    $  138    $   161  $   95  $ (1,819)
Capital expenditures....................        18         30     122     1,156
Net cash provided by (used in) operating
 activities.............................         3        (27)    805    (2,810)
Net cash used in investing activities...        18         30     122     1,341
Net cash provided by financing
 activities.............................        42         55       9     8,956

                                              As of December 31,
                         -------------------------------------------------------------
                                                                  1998
                            1995      1996   1997  -----------------------------------
                                                                          Pro Forma
                         (unaudited)               Actual  Pro Forma(1) as Adjusted(3)
                                                (in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............    $ 24     $   22 $  713 $ 5,518    $5,518         $
Property and equipment,
 net....................       8         31    140   5,031     5,031
Total assets............     458      5,352  1,865  12,928    12,928
Total debt (including
 capital lease
 obligations)...........      30         84     93   2,513     2,513
Mandatorily redeemable
 preferred stock........     --         --     --    5,641       --
Total stockholders'
 equity.................     118        208    250     932     6,573

---------------------
(1) The "pro forma" selected financial data as of and for the year ended December 31, 1998 reflects the conversion of $5.0 million of our
    mandatorily redeemable Series A Preferred Stock into            shares of
    our common stock at the public offering price and the cancellation without consideration of the remaining shares of our Series A Preferred Stock and all accrued dividends as if such conversion and cancellation had occurred as of December 31, 1998 for the balance sheet data and on January 1, 1998 for the statement of operations data.
(2) We define EBITDA as our net income (loss) excluding net interest, income taxes, depreciation and amortization of property and equipment and amortization deferred compensation. EBITDA is presented to aid your understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. We may calculate our EBITDA differently from other companies.
(3) The "pro forma as adjusted" selected financial data as of December 31, 1998 reflects the events described in note 1 and the issuance of our common stock in this offering and the application of the net offering proceeds as described in "Use of Proceeds."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

   Since we began operations in January 1995, our primary activity has consisted of providing comprehensive networking solutions to businesses of all sizes. From 1995 through 1998, our revenue was derived primarily from the sale of hardware, technical consulting and network services.

   In February 1997, we began developing technical standards for delivery of DSL-based services within our target markets through a joint effort with Bell Atlantic. In April 1997, we entered into our first interconnection agreement with Bell Atlantic. We began DSL service trials in November 1997 and began offering CuNet, our DSL service, commercially in Philadelphia and Washington D.C. in January 1999. We currently offer CuNet in Boston, New York, Philadelphia, Baltimore, Washington, D.C. and Richmond. We expect to extend our network coverage to include Norfolk, Pittsburgh and Wilmington, Delaware by the end of 1999. We have collocated DSL equipment in 44 Bell Atlantic central offices. We expect to raise the number of central offices in which we have collocated DSL equipment to 340 by the end of 1999. As opportunities present themselves, we may decide to expand our network beyond our initial target markets and into adjacent regions which may be served by other ILECs.

   Since February 1997, we have invested increasing amounts in the development and deployment of our CuNet service. The proceeds of our preferred and common stock financing in August 1998 have been used to fund the deployment of our CuNet service. As of December 31, 1998, we had an accumulated deficit of $1.6 million. We intend to substantially increase our operating expenses and capital expenditures in an effort to expand rapidly our infrastructure and DSL-based network services. We expect to incur substantial operating losses, net losses and negative cash flow during the build-out of our network and our initial penetration of each new market we enter. These losses are expected to continue for at least the next two to three years. Although in the short term we expect to derive the majority of our revenue from our value-added enterprise networking solutions business, we expect that over time our CuNet revenue will constitute the more significant portion of our total revenue.

Revenue

   Revenue consists of:

  . Product sales. We sell, install and configure selected equipment from our manufacturing partners on a turn-key basis. Our engineers select the right manufacturer's product solution based upon customized dependable network designs to improve customers' operations and network efficiencies.

  . Network solutions. We charge monthly service fees for access to our CuNet local, metropolitan and wide area networks. We provide a wide variety of value-added services to customers, including remote network management and monitoring, network security, virtual private networks, PBX emulation, Internet access, e-commerce and other data applications. Some of these services are delivered to customers using resources from third party providers under contract to us. In addition to monthly service fees, we bill customers for nonrecurring service activation and installation charges. We also bill our customers for network integration, network management, network security and professional services based on time and materials for contracted services. In addition, we derive revenue from the maintenance and installation of equipment. From time to time, some of these services may be provided through third party providers under contract to us.

Cost of Revenue

 Direct costs

   We purchase equipment from various vendors whose technology and hardware solutions we recommend to our customers. We do not manufacture any of this equipment. Direct costs also include charges for hardware maintenance, installation and certain contract services which we purchase from third parties.

 Network services

   Our network service costs generally comprise non-employee-based charges such as:

  . CuNet service fees. We pay a monthly service fee for each copper line and for each collocation arrangement, as well as usage fees, for the back office services we obtain from the ILECs we work with in order to serve our CuNet customers. Sometimes, we must pay these ILECs to perform special work, such as line conditioning, when such work is required in order to serve a particular client.

  . Backbone connectivity charges. We incur charges for metropolitan area network backbone, typically from a CLEC or ILEC, and for wide area network backbone from an inter-exchange carrier. We pay these carriers a one-time installation and activation fee and a monthly service fee for these leased network connections.

  . Network operations expenses. We incur various recurring costs at our network operations center. These costs include data connections, engineering supplies and certain utility costs.

  . Equipment operating lease expenses. In the future, we may decide to enter into operating leases for some or all of our network equipment, including DSL multiplexers, ATM and Frame Relay switches and customer premise equipment. Currently, we generally use capital leases to finance the acquisition of substantially all of this equipment, which we depreciate over a range of two to five years.

  . Line installation, repair and support costs. During peak service times, we subcontract installation crews to install customer premise equipment and any required inside wiring at customer sites.

Operating Expenses

 Selling, general and administrative expenses

   Our selling, general and administrative expenses include all employee-based charges, including field technicians, engineering support, customer service and technical support, information systems, billing and collections, general management and overhead and administrative functions. Headcount in functional areas, such as sales, customer service and operations will increase significantly as we expand our network and as the number of customers increases.

  . Sales and marketing expenses. We distribute our products and services through direct sales, channel sales, agents and telemarketing. Our sales and marketing efforts focus on attracting and retaining small, medium and large business customers in our target markets. We enter into partnerships with other service providers, value-added resellers and wholesale partners.

  . General and administrative expenses. As we expand our network, we expect the number of employees located in specific markets to grow. Certain functions, such as customer service, network operations, finance, billing and administrative services, are likely to remain centralized in order to achieve economies of scale. We pay licensing fees for standard systems to support our business processes such as operating support systems (OSS) and billing systems.

 Amortization of deferred compensation

   As of December 31, 1998, we had granted a total of 3,151,500 incentive stock options at an exercise price of $.20 per share. At December 31, 1998, all of these options were exercisable into restricted shares of our common stock which generally vest over a three to four year period. We estimate that the fair value of the underlying common stock on the date of grant was in excess of the exercise price of the options. As a result, we recorded deferred compensation of $3.7 million for the year ended December 31, 1998. We recorded this amount as a reduction to stockholders' equity which will be amortized as a charge to operations over the vesting periods. For the year ended December 31, 1998, we recognized $219,000 of stock compensation expense related to these options.

 Depreciation and amortization

   Depreciation expense arising from our network and customer premise equipment purchases will be significant. Collocation fees, build-out costs, including one-time installation and activation fees, and other DSL-based equipment costs are capitalized and amortized over a range of two to five years.

Interest Income (Expense), Net

   Interest income (expense), net, primarily consists of interest income from our cash and short-term investments less interest expense associated with our debt and capital leases.

Results of Operations

   The following table presents our results of operations data and the components of net income (loss) as a percentage of our revenue:

                                      Year Ended             Year Ended
                                     December 31,           December 31,
                                ------------------------  -------------------
                                 1996     1997    1998    1996   1997   1998
                                                             (percent of
                                (dollars in thousands)        revenue)

Revenue........................ $14,482  $8,945  $11,639  100.0% 100.0% 100.0%
                                -------  ------  -------  -----  -----  -----
Cost of revenue:
  Direct costs.................  12,066   7,411    9,401   83.3   82.9   80.8
  Network services.............     --        2       40    --       0    0.3
                                -------  ------  -------  -----  -----  -----
    Total cost of revenue......  12,066   7,413    9,441   83.3   82.9   81.1
                                -------  ------  -------  -----  -----  -----
Gross profit...................   2,416   1,532    2,198   16.7   17.1   18.9
                                -------  ------  -------  -----  -----  -----
Operating expenses:
  Selling, general and adminis-
   trative.....................   2,255   1,437    4,017   15.6   16.1   34.5
  Amortization of deferred com-
   pensation...................     --      --       219    --     --     1.9
  Depreciation and
   amortization................       7      12      130    0.0    0.1    1.1
                                -------  ------  -------  -----  -----  -----
    Total operating expenses...   2,262   1,449    4,366   15.6   16.2   37.5
                                -------  ------  -------  -----  -----  -----
  Income (loss) from
   operations..................     154      83   (2,168)   1.1    0.9  (18.6)
  Interest income (expense),
   net.........................      (1)     (5)      64      0      0    0.6
  Provision (benefit) for
   income taxes................      63      36      (28)   0.4    0.4   (0.2)
                                -------  ------  -------  -----  -----  -----
  Net income (loss)............ $    90  $   42  $(2,076)   0.7%   0.5% (17.8)%
                                =======  ======  =======  =====  =====  =====

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   Revenue. We recognized $11.6 million in revenue for the year ended December 31, 1998, as compared to $8.9 million for the year ended December 31, 1997, an increase of $2.7 million, or 30.3%. Revenue increased as a result of a $1.7 million increase in product sales, primarily from one of our largest customers, AT&T, and from growth in network solutions revenue of $0.7 million arising from the launch of our network operations center services in late 1997.

   Direct costs. Direct costs were $9.4 million for the year ended December 31, 1998, as compared to $7.4 million for the year ended December 31, 1997, an increase of $2.0 million, or 27.0%. The increase was attributable to growth in cost related to additional product sales of $1.3 million and growth in network solutions revenue of $0.7 million.

   Network services. Network service costs were $40,000 for the year ended December 31, 1998, as compared to $2,000 for the year ended December 31, 1997, an increase of $38,000. The increase in network service costs was attributable to expenses incurred to develop our CuNet network and other network solutions.

   Gross profit. Gross profit was $2.2 million and 18.9% of revenue for the year ended December 31, 1998, as compared to $1.5 million and 17.1% of revenue for the year ended December 31, 1997, an increase of $0.7 million or 47.0%. The increase in gross profit was attributable to higher product sales, increased revenue from network solutions and the introduction of our network operations center services in late 1997.

   Selling, general and administrative expenses. Selling, general and administrative expenses were $4.0 million and 34.5% of revenue for the year ended December 31, 1998, as compared to $1.4 million and 16.1% of revenue for the year ended December 31, 1997, an increase of $2.6 million, or 186%. This increase was primarily due to increased staffing and other expenses incurred to develop our CuNet network and other network solutions.

   Amortization of deferred compensation. Amortization of deferred compensation was $219,000 for the year ended December 31, 1998. We had no amortization of deferred compensation for the year ended December 31, 1997.

   Depreciation and amortization expense. Depreciation and amortization expense was $130,000 and 1.1% of revenue for the year ended December 31, 1998, as compared to $12,000 and less than 1% of revenue for the year ended December 31, 1997, an increase of $118,000. This increase was primarily due to investments in computer equipment and software, office furnishings and leasehold improvements.

   Income (loss) from operations. Our loss from operations was $2.2 million for the year ended December 31, 1998, as compared to income from operations of $83,000 for the year ended December 31, 1997. The loss in 1998 was primarily due to increased staffing and other operating expenses we incurred in support of our CuNet business.

   Interest income (expense), net. For the year ended December 31, 1998, we recorded net interest income of $64,000, consisting of interest income of $145,000 which was primarily attributable to interest income earned from the proceeds of our issuance of $10.0 million of preferred and common stock in August 1998, offset by $81,000 in interest expense, compared to $5,000 of interest expense in 1997. The increase in interest expense is primarily due to interest on deferred compensation liabilities and notes payable.

   Provision (benefit) for income taxes. We had a benefit for income taxes of $28,000 for the year ended December 31, 1998, as compared to a provision for income taxes of $36,000 for the year ended December 31, 1997. At December 31, 1998, our remaining tax effected net operating loss carryforward was $444,000.

   Net income (loss). For the foregoing reasons, our net loss was $2.1 million for the year ended December 31, 1998, as compared to net income of $42,000 for the year ended December 31, 1997.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

   Revenue. We recognized $8.9 million in revenue for the year ended December 31, 1997, as compared to $14.5 million for the year ended December 31, 1996, a decrease of $5.6 million, or 38.6%. This decrease in revenue was primarily due to a decrease in product sales to one of our largest customers, AT&T, which had purchased a significant amount of equipment from us in the last half of 1996.

   Direct costs. Direct costs were $7.4 million for the year ended December 31, 1997, as compared to $12.1 million for the year ended December 31, 1996, a decrease of $4.7 million, or 38.8%, resulting from the decline in product sales.

   Network service costs. Network service costs were $2,000 for the year ended December 31, 1997. There were no network service costs for the year ended December 31, 1996. The network service costs in 1997 were attributable to expenses incurred in connection with the introduction and development of our CuNet network and other network solutions.

   Gross profit. Gross profit was $1.5 million and 17.1% of revenue for the year ended December 31, 1997, as compared to $2.4 million and 16.7% of revenue for the year ended December 31, 1996, a decrease of $0.9 million, or 37.5%, as a result of the decrease in product sales.

   Selling, general and administrative expenses. Selling, general and administrative expenses were $1.4 million and 16.1% of revenue for the year ended December 31, 1997, as compared to $2.3 million and 15.6% of revenue for the year ended December 31, 1996, a decrease of $0.9 million, or 39.1%. This decrease was primarily due to decreased bonus and commissions compensation in 1997 attributable to lower revenue.

   Depreciation and amortization expense. Depreciation and amortization expense was $12,000 and less than 1% of revenue for the year ended December 31, 1997, as compared to $7,000 and less than 1% of revenue for the year ended December 31, 1996, an increase of $5,000, or 71.4%. This increase was primarily due to investments in computer equipment and software, office furnishings and leasehold improvements.

   Income (loss) from operations. Our income from operations was $83,000 for the year ended December 31, 1997, as compared to an income from operations of $154,000 for the year ended December 31, 1996, a decrease of $71,000, or 46.1%. This decrease was primarily due to the decline in products sales from 1996 to 1997, offset in part by lower bonus and commission payments in 1997.

   Interest income (expense), net. For the year ended December 31, 1997, we recorded net interest expense of $5,000 as compared to $1,000 for the year ended December 31, 1996. The increase in interest expense was substantially due to a higher average balance on a bank line of credit during 1997. We terminated this bank line of credit in 1998.

   Provision (benefit) for income taxes. We had a provision for income taxes of $36,000 for the year ended December 31, 1997, as compared to $63,000 for the year ended December 31, 1996, a decrease of $27,000, or 42.8%, giving us an effective tax rate above the aggregate statutory federal and state income tax rates due to certain non-deductible business expenses such as business meals and entertainment.

   Net income (loss). For the foregoing reasons, our net income was $42,000 for the year ended December 31, 1997, as compared to net income of $90,000 for the year ended December 31, 1996, a decrease of $48,000, or 53.3%.

Liquidity and Capital Resources

   The development and expansion of our business requires significant capital expenditures. The principal capital expenditures which we expect to incur during our CuNet rollout include the build out of our collocations and the deployment of DSL-based equipment in Bell Atlantic central offices and node sites.

Capital expenditures were $1.2 million for 1998. We expect our capital expenditures to be substantially higher in future periods, primarily due to continued collocation construction and the purchase of infrastructure equipment for expansion of our network.

   We have financed our operations to date primarily through a private placement of preferred and common stock totaling $10.0 million, the use of capital equipment leases totaling $1.5 million and borrowings of $1.0 million from Ascend Communications. Ascend has provided us with a $30 million facility to fund purchases of certain Ascend equipment, under which $1.4 million was outstanding as of December 31, 1998 and a $10 million facility, under which $1.0 million was outstanding as of December 31, 1998, which may, subject to certain conditions (including minimum purchases of Ascend equipment), be used for general corporate purposes. Any outstanding balance under the $10.0 million Ascend facility is required to be repaid upon the closing of this offering. In addition, we have an arrangement with Paradyne Corporation to lease up to $4.0 million of equipment, subject to vender approval. As of December 31, 1998, we had an accumulated deficit of $1.6 million, and cash and cash equivalents of $5.5 million.

   During 1998, net cash used in our operating activities was $2.8 million. This cash was used for a variety of operating purposes, including salaries, consulting and legal expenses, network operations and overhead expense. Net cash provided by financing activities for 1998 was $9.0 million and was primarily the result of the private equity placement.

   We believe that the net proceeds from this offering, our existing cash and cash equivalents, existing and anticipated equipment lease financings and future revenue generated from operations, will be sufficient to fund our operating losses, capital expenditures, lease payments and working capital
requirements through    . We expect our operating losses and capital
expenditures to increase substantially primarily due to our network expansion. We expect that additional financing would be required in the future if we were to expand beyond the service territory contemplated in this offering. We may attempt to finance such an expansion of our operations through a combination of commercial bank borrowings, leasing, vendor financing or the private or public sale of equity or debt securities. While we would probably not have sufficient capital to complete our CuNet rollout if we do not complete this offering, we would be able to continue our existing enterprise networking solutions business.

   Our capital requirements may vary based upon the timing and success of our CuNet rollout, as a result of regulatory, technological and competitive developments or if:

  .demand for our services or cash flow from operations is more or less than expected;

  .our development plans or projections change or prove to be inaccurate;

  .we engage in any acquisitions; or

  . we accelerate deployment of our network services or otherwise alter the schedule or targets of our CuNet rollout plan.

   Equity or debt financing may not be available to us on favorable terms or at all. See "Risk Factors--We may need significant additional funds."

Impact of the Year 2000 Issue

   Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because these computer programs would not properly recognize a year that begins with "20" instead of "19." This, in turn, could result in major system failures or miscalculations, and is generally referred to as the "Year 2000 issue." We have formulated and, to a large extent, effected a plan to address our Year 2000 issues.

   Our Year 2000 plan applies to two areas: internal business systems and compliance by external providers. We have completed our Year 2000 compliance testing for all of our internal systems and believe that our internal business systems are Year 2000 compliant. Because we are a young company, we believe we have been able to build or acquire our business systems with the Year 2000 issue in mind in a more effective manner than many older companies. Therefore, there have been few Year 2000 changes required to our existing systems and applications.

   We have substantially completed a compliance check of our significant external providers, except for Bell Atlantic. Based on responses from these third parties other than Bell Atlantic, we believe that they will not experience Year 2000 problems that would materially adversely affect our business. We have not been able to conduct a compliance check of Bell Atlantic nor assess its Year 2000 compliance. To the extent that Bell Atlantic or other third parties experience Year 2000 problems, our network and services could be adversely affected. Furthermore, the purchasing patterns of our customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for our services. Any of these developments could have a material and adverse effect on our business, prospects, operating results and financial condition.

   Except for our uncertainties regarding Bell Atlantic's Year 2000 compliance, we do not believe the risks from Year 2000 are significant. We expect to have contingency plans in place to deal with potential Year 2000 disruptions by July 1999, but we have not formulated a contingency plan to address the worst-case Year 2000 scenario.

Financial Information

   The preceding discussion and analysis is based on our financial statements and the related notes and should be read in conjunction with the financial statements and the related notes included in this prospectus.

Forward-looking Statements

   This prospectus includes forward-looking statements. These forward-looking statements address, among other things:

  .our CuNet rollout plans and strategies;

  .development and management of our business;

  .our ability to attract, retain and motivate qualified personnel;

  .our ability to attract and retain customers;

  .the extent of acceptance of our services;

  .the market opportunity and trends in the markets for our services;

  .our ability to upgrade our technologies;

  .prices of telecommunication services;

  .the nature of regulatory requirements that apply to us;

  .our ability to obtain and maintain any required governmental authorizations;

  .our future capital expenditures and needs;

  .our ability to obtain and maintain financing on commercially reasonable terms;

  .our ability to implement a Year 2000 readiness program; and

  .the extent and nature of competition.

   These statements may be found in this section, in the sections of this prospectus entitled "Summary," "Risk Factors," "Use of Proceeds" and "Business" and in this prospectus generally.

   We have based these forward-looking statements on our current expectations and projections about future events. However, our actual results could differ materially from those anticipated in these forward-looking statements as a result of risks facing us, including risks stated in "Risk Factors," or faulty assumptions on our part. For example, assumptions that could cause actual results to vary materially from future results include, but are not limited to:

  .our ability to successfully market our services to current and new customers;

  .our ability to generate customer demand for our services in our target markets;

  .market pricing for our services and for competing services;

  .the extent of increasing competition;

  .our ability to acquire funds to expand our network;

  .the ability of our equipment and service suppliers to meet our needs;

  .trends in regulatory, legislative and judicial developments; and

  .our ability to manage growth of our operations.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                    BUSINESS

   We are a regionally-focused data communications and enterprise networking solutions company. Through our CuNet branded service, we offer our customers high speed connectivity in our target markets using DSL technology. As a complement to CuNet, we offer our customers a complete suite of value-added enterprise networking solutions, including network integration, network management, network security and professional services. While many of our competitors offer only packet-based communications, we are able, through our network design, to deliver both the channelized connectivity necessary to support many legacy telecommunications infrastructures, including traditional voice, and the packet-based communications more suited for newer, more efficient protocols such as Asynchronous Transfer Mode, Frame Relay and Internet Protocol (IP). We plan to take advantage of the growth in the Internet, the expansion of local, metropolitan and wide area networking, the increase in telecommuting professionals and the introduction of advanced applications, such as video conferencing, multi-media and e-commerce, all of which are contributing to the explosion in the data communications requirements of businesses of all sizes. We believe that CuNet, which provides our customers with dedicated, "always on" connections to local, metropolitan and wide area networks, and our value-added enterprise networking solutions address the needs of those businesses.

   We believe that we have formed a closer day-to-day working relationship with Bell Atlantic than our competitors, and, that we will be able to offer a more responsive, consistent and higher quality service in our target markets. In April 1997, we entered into our first interconnection agreement with Bell Atlantic and began CuNet service trials in November 1997. CuNet offers our customers both symmetrical and asymmetrical DSL connections at speeds ranging incrementally from 128 Kbps to as high as 7 Mbps, approximately two to 120 times the speed available through a standard 56 Kbps modem. CuNet currently provides speeds comparable to or higher than traditional T1 and Frame Relay services at 30% to 70% of the cost of those technologies.

   We currently offer CuNet in Boston, New York, Philadelphia, Baltimore, Washington, D.C. and Richmond and have collocated our equipment in 44 central offices. In these markets, we own and operate a series of hybrid, ATM/Frame Relay, metropolitan area networks connected by our own private high speed fiber backbone. This enables us to deliver a wide area, virtual private network with the capacity, speed, reliability and level of service that our customers require. We expect to extend our network coverage to include Norfolk, Pittsburgh and Wilmington, Delaware by the end of 1999, and to raise the number of central offices in which we have collocated equipment to 340 by the end of this year. As opportunities present themselves, we may decide to expand our network beyond our initial target markets and into adjacent regions which may be served by ILECs other than Bell Atlantic.

   In 1995, we began operations by providing integrated products and services for wide area networks, serving as a premier partner for Paradyne, Ascend and Cisco. Shortly thereafter, we began offering a complete suite of value-added enterprise networking solutions, including network integration, network management, network security and professional services. We have over 400 customers for our enterprise networking solutions business, including business customers and network service providers. We seek to provide bundled, comprehensive solutions to our customers. We sell our services directly and indirectly to small, medium and large businesses. We sell our services through a direct sales force, which we expect to grow to more than 140 people by the end of 1999, and through our wholesale and channel partners, including Internet service providers, inter-exchange carriers, other CLECs and systems integrators.

   Our senior management has extensive experience in network integration, network management and network security and in providing professional services. Our President and Chief Executive Officer, Jonathan P. Aust, while with AT&T, was one of the principal architects of the data network created to handle monetary transfers for the Federal Reserve System. Other members of our senior management team have worked for well-known telecommunications companies, including Level 3 Communications, MCI WorldCom, AT&T and Cable and Wireless USA. Our principal equity sponsor, Spectrum Equity Investors, has invested $8.4 million in our company and has invested more than $300 million in telecommunications companies.

Industry Overview

   We believe that a substantial business opportunity has been created by the concurrence of several factors: the growing demand for high speed data communications and enterprise solutions; the increasing network congestion; the commercial availability of low cost DSL technology; and the passage of the 1996 Telecom Act.

   Growing demand for high speed data communications and enterprise solutions. Businesses and other organizations are finding it extremely expensive and time-consuming to manage the complex elements of their networks. Enterprises are implementing intranets and remote local area networks to enable employees to work from remote locations and home, and to create private networks that connect corporate networks in multiple locations. Gartner Group, a leading industry analyst, estimates that the U.S. market for packet-based, virtual private network and Internet Protocol data services will grow from $3.4 billion in 1997 to $18.5 billion in 2002, a compounded annual growth rate of 40.3%. Business demand for Internet access, e-mail, video and audio services, Web hosting and e-commerce, is also increasing.

   This demand in turn drives the need for high speed, high capacity communications to support these applications. As enterprises grow to take advantage of the extended power presented by their networks and the Internet, they will need extensive network management and security solutions designed to protect their internal data. International Data Corporation (IDC) estimates that the U.S. market for network operations outsourcing services will more than double from $4.0 billion in 1997 to $9.1 billion in 2002, a compounded annual growth rate of 17.6%.

   High speed connectivity has become important to enterprises in part due to the dramatic increase in Internet usage. According to IDC, the number of Internet users worldwide reached approximately 69 million in 1997 and is forecasted to grow to approximately 320 million by 2002. IDC also estimates that the value of goods and services sold worldwide through the Internet will increase from $12 billion in 1997 to over $400 billion in 2002. To remain competitive, businesses increasingly need high speed connections to maintain complex Web sites, access critical business information and communicate more efficiently with employees, customers and business partners.

   Data communications is the fastest growing segment of the telecommunications industry. Industry sources believe that data traffic is growing seven times faster than voice traffic, and that by the end of the year 2000, data communications will represent nearly 77% of enterprise network traffic. Industry analysts also estimate that the number of remote access lines in the United States will grow from approximately ten million in 1996 to approximately 30 million in 2000, a compound annual growth rate in excess of 30%.

   Increasing network congestion. The growing use of capacity intensive applications is creating a number of challenges for the existing copper lines of the public telephone network, and for public data networks and private networks. These challenges affect the entire architecture of the existing network and limit the ability of businesses to optimally leverage the benefits of new information technologies. Networks are becoming increasingly congested due to the rapid growth in data traffic and the imbalance in capacity between local and wide area networks. While high speed local access technologies such as DSL will be deployed to help solve the local access bottleneck, expertise and networking solutions will be needed to remedy the other bottlenecks throughout the existing networks.

   The "last mile" is defined as that part of the network that runs from an end user's location to the first central office or nearest service entry point into the network. Since the break-up of AT&T, substantially all data services have been configured with a local exchange carrier, typically a regional Bell operating company like Bell Atlantic, providing the last mile local access, and an inter-exchange carrier like AT&T, MCI WorldCom or Sprint providing the long distance portion. While competition in the long distance market has evolved quickly and caused price reductions, the local access markets have not similarly developed. As a result, the local access market remains technologically behind the long distance market, with last mile access to major public networks like the Internet and data networks remaining either very slow or very expensive.

   Commercial availability of low cost DSL technology. The full potential of Internet and remote LAN applications cannot be realized without removing the performance bottlenecks of the local telephone networks. DSL technology removes this performance bottleneck by increasing the data carrying capacity of copper telephone lines from analog modem speeds of 56 Kbps and ISDN speeds of 128 Kbps to DSL speeds of up to 7 Mbps. Because DSL technology reuses the existing copper telephone lines, this technology requires a lower initial fixed investment than that needed for existing alternative technologies, such as cable modems, fiber, wireless and satellite communications systems. The subsequent variable investments in DSL technology are directly related to the number of paying customers.

   Impact of the 1996 Telecom Act. The 1996 Telecom Act allows CLECs, like Network Access Solutions, to leverage the existing ILEC copper line infrastructure rather than constructing a competing infrastructure at significant cost. The 1996 Telecom Act requires ILECs (1) to allow CLECs to lease copper lines on a line by line basis, (2) to permit CLECs to collocate their equipment, including DSL equipment, in ILECs' central offices, which enables CLECs to access end users through existing telephone line connections and (3) to provide CLECs with the operations support services necessary for CLECs to provide competitive telecommunications service. The 1996 Telecom Act creates an incentive for some ILECs, including Bell Atlantic, to cooperate with CLECs because the ILECs cannot provide long distance service in the regions where they provide local exchange service until the FCC determines that the ILEC has satisfied specific statutory criteria for opening its local markets to competition.

The NAS Solution

   We offer high speed channelized and packetized data communications services using a combination of DSL, Frame Relay and ATM technologies and a complete package of value-added enterprise networking solutions including network integration, network management and network security. Our services are offered either on a stand-alone or on a turn-key basis, where we manage all facets of the service. We market our services both directly to enterprises through our direct sales force and indirectly through network service providers and channel partners.

   High Speed, "Last Mile" Connectivity. CuNet solves the last mile challenge using DSL technology to convert standard copper telephone lines into high speed data conduits. Our network is capable of delivering data at speeds ranging incrementally from 128 Kbps to 2 Mbps symmetrically, and up to 7 Mbps, asymmetrically. The highest CuNet speeds allow our customers to transfer data at rates faster than standard T1 and Frame Relay circuits. We provide packet-based "last mile" connectivity like other DSL providers. Since many of today's existing networks use a channelized, time division multiplexing architecture, we also provide channelized "last mile" connectivity, which we believe no other major DSL provider currently offers. Thus, CuNet addresses both channelized legacy communications infrastructure requirements, such as traditional voice, and the packet-based communications better suited for newer, more efficient protocols such as ATM, Frame Relay and Internet Protocol.

   Adaptable Network Architecture. Our architecture supports today's bandwidth-intensive business requirements, such as corporate networks, virtual private networks, office-to-office connectivity, telecommuting solutions, collaborative computing, Internet/intranet access, legacy voice, PBX emulation, video conferencing and multimedia, e-mail, video and audio transmission, web hosting and e-commerce. We have designed our network so that we can individually configure a customer's features and speeds from our network operations center, eliminating the need for customers to upgrade their hardware or for us to visit their premises in order to enhance or upgrade services.

   Metropolitan Area Network Solutions. We recognize that businesses with city-wide locations, as well as remote users who telecommute, need to communicate and share confidential information. We are leveraging our extensive metropolitan area networks to provide high capacity, secure, direct connectivity between these remote locations and to provide cost effective private network solutions to our customers with the capacity, speed, reliability and level of service that they require.

   Wide Area Network Solutions. We recognize that many organizations have offices and employees in multiple cities. We provide high capacity, secure and reliable connectivity between these geographically dispersed locations. Because our wide area network customers, like our metropolitan area network customers, are served end-to-end on our CuNet infrastructure, we are able to deliver a wide area, private network to our customers with the capacity, speed, reliability and level of service that they require. For example, we provide virtual points of presence, or VPOPs, for our network service provider customers using wide area network solutions.

   Single Source Networking Solutions. We provide comprehensive networking solutions to businesses that are increasingly outsourcing their information systems and network integration, network management and network security. Our engineers consult with our customers to design, install and integrate all aspects of their local, metropolitan and wide area networks. We provide remote online control, monitoring and management. We also develop and implement sophisticated network security solutions to protect our customers' networks and vital data, including virtual private networks, encryption and access authentication, risk assessment and audits, network security architecture consulting, controlled penetrations and incident forensics and response. We maintain and manage our customers' networks and security systems 24 hours a day, seven days a week from our network operations center in Sterling, Virginia.

The NAS Strategy

   Our goal is to become the premier provider of data communications and enterprise networking solutions in markets in which we focus. The following are key elements of our strategy:

  . Rapidly provide depth of coverage in our markets. Because DSL is a localized technology tied to the proximity of end users to central offices, we must collocate our equipment in many central offices in order to provide depth of coverage. Thus, we are pursuing a blanket coverage strategy of providing both channelized and packet-based services in a substantial majority of the central offices in each target market that we enter. Our initial focus on the Bell Atlantic region will enable us to deploy our network with speed and depth. When deployed, we believe our pervasive coverage of these markets will enable us to better serve our end user business customers and network service providers which are increasingly seeking a single service provider in multiple metropolitan areas. Our depth of service will enable us to provide our customers with a total business solution by providing them with access for substantially all of their end users within our target markets. As opportunities present themselves, we may decide to expand our network beyond our initial target markets and into adjacent regions which may be served by other ILECs.

  . Capitalize on core competency in direct sales and engineering support to businesses. Through our direct sales force, we have been marketing, selling and supporting comprehensive value-added enterprise networking solutions since early 1995 and have provided networking solutions to over 475 customers. Our experienced direct sales force has been supported by engineers who are trained, certified experts in all our vendor-partners' products and technologies, including Ascend, Paradyne, Lucent Technologies, Inc. and Cisco. We intend to market CuNet to our existing base of value-added network integration, network management and network security customers and to market our value-added network integration, network management, network security services to new CuNet customers. In working with our existing customer base, we have found that we can sell a customer an initial product or service, and, based on the insights gained and relationships built from the initial sale, expand the relationship to provide comprehensive solutions to the customer's networking needs, thereby improving the likelihood that we will retain these customers.

  . Quickly provision reliable services by building relationships with service providers. Because we have developed strong operational relationships with our service providers, including Bell Atlantic, Level 3 Communications and MCI WorldCom, we believe we can proactively manage these service providers to deliver the highest quality provisioning to our customers in the shortest possible time. In February 1997, we began a joint operational relationship with Bell Atlantic and have developed technical standards specifying the provisioning and loop qualifications necessary to deliver dependable, high quality DSL circuits within the Bell Atlantic region. We believe we have gained a competitive advantage through our close operational relationships with Bell Atlantic, the dominant ILEC in our target markets, and our other service providers. We believe these relationships will enable us to continue to enhance and maintain our network and provide high quality solutions on a timely basis.

  . Provide superior customer care. We emphasize a one-stop total service solution for our customers by developing a complete project implementation plan for each installation and for the on-going maintenance of their service. This is to ensure that each customer receives the service for which they have contracted according to our service level commitments. We manage all aspects of our customers' connections to our network, including the provisioning and installation of the end-user's connection, equipment configuration and network monitoring on a 24 hour a day, seven days a week basis. By providing our customers regular reports on the performance of their services, we are able to demonstrate to our customers our performance relative to our commitments and how customers may benefit by acquiring additional networking services from us.

  . Deliver our products and services through multiple sales channels. We market our products and services directly and indirectly to small, medium and large business customers using multiple sales channels. CuNet's adaptability enables us to deploy services for all market segments, including end users and wholesale customers. We will continue to leverage our existing customer base through our direct sales force, which we expect to grow to more than 140 people by the end of 1999. We also sell our services indirectly through our wholesale and channel partners, including Internet service providers, inter-exchange carriers, other CLECs and systems integrators.

  . Enhance and expand our network to meet the broadest array of business requirements. Our network architecture and technology is designed to provide our customers with adaptable, hybrid networking solutions. Our network supports a broad array of business requirements, such as corporate networks, virtual private networks, office-to-office connectivity, telecommuting solutions, collaborative computing, Internet/intranet access, PBX emulation, video conferencing and multimedia, e-mail, video and audio transmission, Web hosting and e-commerce. Our network provides a robust networking solution that can be adapted to meet the needs of our customers and integrate technological innovations as they are developed.

  . Capitalize on compelling economics of DSL. DSL technology requires a lower initial fixed investment than that needed for existing alternative technologies because DSL utilizes existing copper telephone lines. Thus, we are able to offer businesses services comparable to traditional wide area networking technologies, such as T1 and Frame Relay, at approximately 30% to 70% of the cost of such services. Our subsequent investments in DSL technology are directly related to the number of paying customers, making a significant portion of our capital expenditures success-based. We estimate that approximately two-thirds of our cumulative capital expenditures over the next five years will be for DSL equipment that is directly related to our end user subscription rate.

Product and Service Offerings

   We offer our customers CuNet service in our target markets and value-added enterprise networking solutions. These networking solutions include network management services -- which we have branded ROC, for remote online control, and SOC, for secure online control -- network security services and professional services supporting our single-source networking solutions.

CuNet Services

   CuNet. Our CuNet services use DSL technology to provide high speed, "always on" channelized and packet-based communications services. CuNet connects business users to our metropolitan area networks and wide area network using ATM, Frame Relay and DSL technologies over traditional copper telephone lines. CuNet customers are able to connect to our regional wide area network either within a city or between our cities, to obtain high capacity, secure and reliable connectivity between geographically dispersed locations. Because our customers are served end-to-end on our CuNet infrastructure, we are able to deliver a true wide area, virtual private network with the capacity, speed, reliability and level of service that they require.

   The chart below shows the service, speed, retail price (which includes customer premise equipment), range and performance of our CuNet services, as of March 1999:

                                               Retail List Range from
                         Speed    Retail List     Price     Central
               Speed to From End   Price for   for Monthly   Office
    Service    End user   user   Activation(1) Service(1)    (feet)                        Market/Usage
---------------------------------------------------------------------------------------------------------------------------

 Symmetrical:
 CuNet 128     128 Kbps 128 Kbps     $270         $129       18,000    ISDN replacement for telecommuters.
 CuNet 256     256 Kbps 256 Kbps     $270         $146       18,000    Small businesses with standard e-mail and web usage.
 CuNet 384     384 Kbps 384 Kbps     $270         $162       18,000    Higher bandwidth solution for small to medium sized
                                                                       businesses running moderately-visited web sites.
 CuNet 512     512 Kbps 512 Kbps     $270         $185       18,000    Allows small and medium businesses to meet most
                                                                       MAN/WAN/video and Internet needs.
 CuNet 768     768 Kbps 768 Kbps     $270         $217       18,000    Supports high bandwidth intensive applications such
                                                                       as e-commerce, video conferencing, Frame Relay and
                                                                       voice over Frame Relay.
 CuNet 1.0     1.0 Mbps 1.0 Mbps     $270         $239       18,000    Close to full T1 for medium to large sized
                                                                       businesses.
 CuNet 1.5     1.5 Mbps 1.5 Mbps     $270         $294       18,000    Standard for large organizations that require high
                                                                       capacity connections. Applications include the
                                                                       ability to integrate voice, data and Internet
                                                                       services over a single connection.
 CuNet 2.0     2.0 Mbps 2.0 Mbps     $270         $348       18,000    Full motion video and multimedia applications for
                                                                       large businesses.
 Asymmetrical:
 CuNet 1.5     1.5 Mbps 384 Kbps     $270         $239       18,000    High speed web access, e-mail and file distribution.
 CuNet 4.0     4.0 Mbps 1.0 Mbps     $270         $429       18,000    Very high speed web access, e-mail and file
                                                                       distribution.
 CuNet 7.0     7.0 Mbps 2.0 Mbps     $270         $729       18,000    Bandwidth and throughput sufficient to meet most
                                                                       asymmetrical data communication requirements.

---------------------
(1) Wholesale and volume discount prices are available for network service providers.

  CuNet Frame. CuNet Frame provides access to a seamless local and long distance network using ATM and DSL technologies to deliver a flexible suite of Frame Relay services. The benefit to CuNet Frame customers is the low cost and simplicity of use when contrasted against traditional ILEC or inter-exchange carrier Frame Relay services.

   VPOP. We offer a virtual point of presence (VPOP) service that provides network service providers access to our entire CuNet network. With VPOP, a network service provider can offer services throughout the entire CuNet network without additional investment in network communications infrastructure. This service offers wholesale customers the opportunity to sell DSL circuits in cities outside of the local serving area in which they physically connect to the CuNet network. Wholesale and volume discount prices are available for network service providers.

Value-Added Enterprise Networking Solutions

 Network Management Services.

   We provide our customers the opportunity to outsource network management services that are difficult or costly for them to manage internally. For example, we provide a single point of contact for vendor management/coordination, including customer premises equipment vendors, interexchange carriers and regional Bell operating companies, a help desk for network administrators, monitoring and coordinated maintenance of network services, WAN performance analysis and capacity planning, network monitoring and enterprise network analysis.

   We provide a wide variety of network management solutions customizable to any requirement in order to meet our customers' unique management requirements arising from their network configuration. We believe our strategy of providing these services will allow us to address a larger market opportunity than that represented by CuNet alone.

   ROC Services. We offer remote online control (ROC) services to meet our customers' outsourced network requirements. From our network operations center in Sterling, Virginia, we continuously monitor the integrity of our customers' metropolitan and wide area networks, evaluate their network utilization, implement robust trouble ticketing systems, provide network health and status monitoring and other customized management offerings. We proactively monitor the performance of our customers' network devices and perform trouble resolution to address network problems, often before our customer's end users become aware of them.

   SOC Services. We offer secure online control (SOC) services to meet our customers' outsourced network security requirements. We provide proactive network monitoring, intrusion detection and management of these network security solutions on a 24 hour a day, seven days a week basis. We provide a variety of security solutions including firewall packages, virtual private network service, encryption and access authentication solutions for customers looking for the highest level of security on any network on which data is transported.

 Network Security Services.

   We provide customers with network security services including:

  . Risk assessments and audits. We work in conjunction with a customer's engineering staff to determine if a network's critical components work together, provide for redundant protection and adequate perimeter security. We also determine whether an optimal "defense in-depth" strategy exists and if it is adhered to. We assess the effectiveness of a customer's reporting and response mechanisms and determine vulnerabilities and other critical issues.

  . Network security architecture consulting. We provide expertise in designing, implementing, migrating and protecting data networks of all sizes.

  . Controlled penetrations. We will conduct organized attacks with original software tools and techniques designed to expose information security breaches. These controlled penetrations are tailored to customer requirements. Following a penetration, our engineers will interpret the outcome and present results to both senior executives and lead engineers. We also take steps to ensure that knowledge gained from a controlled penetration is not lost during subsequent implementation and maintenance phases.

  . Incident forensics and response. Our engineers have rigorous training in post-incident forensics and are well versed in the rules of evidence necessary for judicial proceedings.

 Professional Services.

   We provide professional consulting and systems integration services to complement our CuNet, ROC, SOC and network security services. We provide network design, network evaluation, project and program management, staging, installation, maintenance and warranty services.

Customers

   We have over 400 customers for our enterprise networking solutions business, including business customers and network service providers. We currently have over 45 CuNet customers. Some of our customers include the following:

   American International
    Group, Inc.              Manugistics Group, Inc.
   Ascend Communications,
    Inc.                     National Rural Telecommunications Cooperative
   AT&T Corp.                Network Solutions, Inc.
   Cisco Systems, Inc.       Paradyne Corporation
   Lockheed Martin
    Corporation              University of Virginia
   Lucent Technologies Inc.  Zeneca Pharmaceuticals, a division of Zeneca, Inc.

Sales and Marketing

   We market our products and services directly and indirectly to small, medium and large business customers using multiple sales channels. We leverage our existing customer base through our direct sales force. We also sell our services indirectly through our wholesale and channel partners, including Internet service providers, inter-exchange carriers, other CLECs and systems integrators.

   Direct Sales. We market our full complement of products and services through a direct sales force of 35 people which we expect to grow to over 140 people by the end of 1999. Our direct sales force is supported by sales engineers who also seek to sell our value-added enterprise networking services. Our sales representatives focus on selling connectivity to small and medium businesses while our account executives focus on selling connectivity and value-added enterprise networking solutions to medium and large businesses. We target enterprises that have at least one of the following requirements: Internet connectivity, remote local area network access, legacy voice and data applications and metropolitan or wide area network Frame Relay. We also generate lead referrals for our direct sales forces through telemarketing efforts. Our sales force seeks to deal directly with the chief information officer or telecommunications manager responsible for access in the target account. Our sales force is located in each of our target markets. We intend to increase the size of our sales and technical support force to sell and support these services as we expand our business. We also seek to coordinate our direct sales and marketing efforts with our vendor partners, including Ascend, Paradyne and Cisco.

   Indirect Sales. We sell our services to network service providers, including Internet service providers, inter-exchange carriers and other CLECs. These providers combine one or more of our services with their own Internet, Frame Relay and voice services and resell those bundled services to their existing and new customers. We address these markets through sales and marketing personnel dedicated to this channel. We intend to augment our CuNet sales through partnerships with other service providers which offer complementary services and can offer CuNet as part of a complete business solution. For example, we have recently entered into an agreement with an Internet service provider to provide for the purchase, marketing and resale of our network security services, primarily to the Internet service provider's small business and enterprise customers. We also leverage our equipment vendors' partnerships as sources for sales opportunities by offering joint technology seminars, implementing marketing campaigns and sharing cross-selling opportunities.

Customer Service

   Network service providers and enterprise communications managers typically have to assemble their digital communications networks using multiple vendors. This leads to additional work and cost as well as complex coordination issues. We work with each customer to develop a project implementation plan. This plan includes qualifying the customer (e.g. for DSL-based services, determining the availability of an appropriate copper loop for the customer) for our service offerings, placing orders for connection facilities, coordinating the delivery of the connection, turn up and final installation. We emphasize a one-stop total service solution for our customers. We provide our service according to a predetermined service level commitment with each customer. Our comprehensive solution includes:

  . Customer to NAS Node Site Installation. We work with each customer to establish all connectivity and configuration requirements for the connection from our network to the customer's main location. We order the circuit for our customer, manage the installation process, test the circuit once installed, assist the customer in configuring the router or switch that terminates the circuit, and monitor the circuit from our network operations center.

  . End User Line Installation. We order all end user connections from the ILECs according to pre-determined technical line specifications. We manage the ILEC's performance, test the installed line, and monitor the end user line from our network operations center.

  . End User Premises Wiring and Modem Configuration. We use both our own and contracted installation crews to install any required inside wiring at each end user site. We configure and install end user equipment with information specific to each customer.

  . Network Monitoring. We monitor our network from our network operations center on a continuous end-to-end basis, which often enables us to correct potential network problems before service to a customer or end user is affected. We also provide direct monitoring access of end users to our network service providers and enterprise customers.

  . Customer Reporting. We communicate regularly with our customers about the status of their service. We provide web-based tools to allow individual network service providers and enterprise communications managers to monitor their end users directly, to place orders for new end users, to enter trouble tickets on end user lines and to communicate with us on an ongoing basis.

  . Customer Service and Technical Support. We provide service and technical support 24 hours a day, seven days a week to all our customers. The network service provider and communications managers serve as the initial contact for end users and we provide the second level of support. We have developed and will continue to expand a database containing the questions we have addressed and the answers we have provided in response to past network issues. In this way, we are able to better respond to future customer questions.

  . Operating Support Systems. We have designed an integrated group of customized applications around our current and planned business processes. By customizing and integrating products from vendors such as Daleen Technologies, Inc. for billing, Eftia OSS Solutions Inc. for operating support systems and Hewlett-Packard Company for network management, we have designed a systems architecture that will facilitate rapid service responsiveness and reduce the cost of customer support. Our "NAS Total System Solution" seamlessly integrates all of our business functions, including sales, ordering, provisioning, customer support, maintenance and repair, billing, accounting and decision support, ensuring that every function has accurate, up-to-date information and the tools necessary to efficiently complete their work.

Network Architecture and Technology

   Overview. We own and operate a series of hybrid, ATM/Frame Relay, metropolitan area networks connected by our private high speed fiber backbone. Our network employs architecture designed to deliver superior end-to-end capabilities, high speed "last mile" connectivity and intelligent data traffic management. Our technologically advanced network architecture design has positioned us to deliver the high level of data communications services, including Internet access, virtual private networks, video conferencing and a broad array of multimedia services, increasingly demanded by businesses. We have planned for growth by ensuring that our network is scalable, intelligent and secure.

  . Scalable. Our adaptable, hierarchical network architecture allows us to provide both channelized and packetized services reliably and incrementally, which enables us to match investment with demand. As new CuNet end users are added to our network, capacity is automatically added so that the same reliable performance is achieved for all users as our network grows.

  . Intelligent. From our network operations center, we are able to constantly monitor our network, the network service providers' networks and our customers' connections, as well as perform network diagnostics and equipment surveillance, and initialize our end users' connections. Because our network is centrally managed, we can identify and dynamically enhance network quality, service and performance and address network problems promptly, often without our end users becoming aware of the repairs. This capability also allows us to control costs associated with on-site network configuration and repair.

  . Secure. With dedicated, direct access to our private network, our end users and enterprises experience fewer network security risks than users of dial-up modems, ISDN lines or dedicated access to the Internet because there is less capability for unauthorized access. Our network is designed to provide enhanced security to ensure secure availability of all internal applications and information for all end users, whether they are within the corporate headquarters or telecommuting from remote locations. Our network architecture connects end users at fixed locations to a single enterprise, which reduces the possibility of unauthorized access and allows our customers to safely perform all of their required tasks.

                         [Graphic: Diagram of network]

   Components. The primary components of our network are the customer endpoints, copper telephone lines, central office collocation spaces, metropolitan area backbone, node sites, wide area backbone and network operations center. These components are integrated into local, metropolitan and wide area networks that combine speed and balanced capacity in a manner designed to deliver a high performance networking experience for our customers.

  . Customer Endpoint. We currently offer packetized and channelized DSL access connections in our network. For DSL access, we offer to provide the customer endpoint device, the DSL modem, as part of our complete service offering. We configure and install these modems with the end user's computer, local area network or enterprise router along with any required on-site wiring needed to connect the modem and the telephone line.

  . Copper Telephone Lines. We lease unbundled network elements, or UNEs, which run from our network access points in central offices to the customer endpoint under terms specified in telecommunications regulations and our interconnection agreements. We have worked closely with Bell Atlantic to define UNE specifications that ensure the quality of the copper telephone lines we receive, thereby ensuring the transmission speed of end user connections.

  . Central Office Collocation Spaces. Through FCC and state public utility commission regulatory policies as well as our interconnection agreements with Bell Atlantic, we secure collocation space in central offices from which we desire to offer CuNet. These collocation spaces are designed to offer the same high reliability and availability standards as Bell Atlantic's other central office space. At present, our collocation spaces are either physical, virtual or SCOPE, which is secured collocation in an open physical environment. With physical collocation, we install and maintain our equipment in Bell Atlantic's central offices and have complete access to the space. With SCOPE collocation, we install and maintain our equipment in Bell Atlantic's central offices, but our access to the space is non-exclusive. With virtual collocation, Bell Atlantic installs and maintains the equipment on our behalf, but we have no access to the space.

  . Metropolitan Area Backbone. Our metropolitan area backbone connects our network access points in central offices to our node sites and our node sites to our customer locations. To date, we have leased DS-1 and DS-3 fiber optic circuits from Bell Atlantic, MCI WorldCom and Level 3 Communications for metropolitan area backbone services, but we continue to review alternative providers in an effort to reduce costs.

  . Node Sites. A node site is a physical point of presence that connects all of our central offices within a particular metropolitan area network to businesses and network service providers. The node site houses our equipment to switch and interconnect customer traffic from central offices within a region or across our entire network. Our node sites are housed in a secured, fully-redundant, facility in each metropolitan area. We currently have a node site in Boston, New York, Philadelphia, Baltimore, Washington, D.C. and Richmond. We expect to establish node sites in Pittsburgh, Norfolk and Wilmington, Delaware by the end of September 1999.

  . Wide Area Backbone. Our wide area backbone interconnects our node sites in various cities. To date, we have leased DS-3 and OC-3 fiber optic circuits from Level 3 Communications, MCI WorldCom and Virginia Electric and Power Company. We intend to upgrade our wide area backbone to higher capacities as necessary to deliver the quality of service that our customers demand. We continue to evaluate alternative providers of capacity in order to reduce costs.

  . Network Operations Center. We proactively manage our network from our network operations center. We provide end-to-end network management to our customers using advanced network management tools on a 24 hour a day, seven days a week basis. This enhances our ability to address performance or connectivity issues before they affect the end user experience. From our network operations center, we can monitor our network, including the equipment and circuits in our metropolitan area networks and central offices, and our customers' networks, including individual end user lines and DSL modems. Our network operations center is located in our corporate headquarters in Sterling, Virginia. See "--Network Management Services."

   CuNet Rollout. We currently offer CuNet in Boston, New York, Philadelphia, Baltimore, Washington, D.C. and Richmond and have collocation spaces in 44 central offices. We intend to build networks and offer services in Pittsburgh, Norfolk and Wilmington, Delaware by the end of September 1999. We plan to offer services in these nine target markets through 340 central offices by the end of 1999. To the extent opportunities present themselves, we may decide to expand our network beyond our initial target markets and into adjacent regions which may be served by ILECs other than Bell Atlantic.

   Research and Development. We are also pursuing a program of ongoing network development. Our engineering efforts focus on the design and development of new technologies and services to increase the speed, efficiency, reliability and security of our network and to facilitate the development of network applications by third parties that will increase the use of our network.

Competition

   We face competition from many companies with significantly greater financial resources, well-established brand names and large, existing installed customer bases. We expect the level of competition to intensify in the future. The principal basis of competition in our service region include transmission speed, reliability of service, breadth of service, price/performance, network security, ease of access and use, content bundling, customer support, strategic relationships and operating experience. We believe that our most direct competition will come from Bell Atlantic and other ILECs operating in our target markets and other major DSL providers. However, we also anticipate competition from service providers using other technologies.

   Bell Atlantic and Other Incumbent Local Exchange Carriers. Bell Atlantic and the other ILECs present in our target markets are conducting technical and/or market trials or have entered into commercial deployment of DSL-based services. We recognize that each ILEC has the potential to quickly overcome many of the obstacles that we believe have delayed widespread deployment of DSL services by ILECs in the past. The ILECs currently represent and will in the future increasingly represent strong competition in all of our target markets. The ILECs have an established brand name, a large number of existing customers and a reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own copper lines and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. In the absence of strong oversight by the FCC and state public utility commissions, ILECs also have an economic incentive to discriminate against their DSL service competitors by providing themselves with the copper telephone lines, collocation, operational support services and other essential DSL service inputs on more favorable terms than they provide to their DSL competitors, like us. These factors give the ILECs a potential competitive advantage compared with us. Accordingly, we may be unable to compete successfully against Bell Atlantic or the other ILECs, and any failure to do so would materially and adversely affect our business, operating results and financial condition.

   Major DSL Providers. Other companies plan to offer or have begun offering DSL-based access services in our targeted markets, and others are likely to do so in the future. CLECs who provide DSL service include Covad Communications, Rhythms NetConnections and NorthPoint Communications.

   Other Service Providers. Many of our competitors are offering, or may soon offer, technologies and services that will compete with some or all of our high speed DSL offerings. These technologies include T1, ISDN, satellite, cable modems and analog modems and could be provided by the following:

  . Cable Modem Service Providers. Cable modem service providers, like
    MediaOne Group, Inc., At Home, through its @Home service offering, and their cable partners, are offering or preparing to offer high speed Internet access over hybrid fiber coaxial cable networks to consumers. At Home, through its

    @ Work service offering, has positioned itself to do the same for businesses. Where deployed, these networks provide local access services, in some cases at higher speeds than our CuNet. They typically offer these services at lower prices than our services, in part by sharing the capacity available on their cable networks among multiple end users.

  . Traditional Inter-Exchange Carriers. Many of the leading traditional inter-exchange carriers, like AT&T, Sprint and MCI WorldCom, are expanding their capabilities to support high speed, end-to-end networking services. Increasingly, their bundled services include high speed local access combined with metropolitan and wide are networks, and a full range of Internet services and applications. We expect them to offer combined data, voice and video services over these networks. These carriers have deployed large scale networks, have large numbers of existing business and residential customers and enjoy strong brand recognition, and, as a result, represent significant competition. For instance, they have extensive fiber networks in many metropolitan areas that primarily provide high speed data and voice communications to large companies. They could deploy DSL services in combination with their current fiber networks. They also have interconnection agreements with many of the ILECs and have secured collocation spaces from which they could begin to offer competitive DSL services.

  . New Inter-Exchange Carriers. Inter-exchange carriers, such as Williams,
    Qwest Communications and Level 3 Communications are building and managing high bandwidth, nationwide packet-based technology networks for the wide area network. These same providers are acquiring or partnering with Internet service providers to offer services directly to business customers. These companies could extend their existing networks to include fiber metropolitan area networks and high speed, off-net services using DSL, either alone, or in partnership with others.

  . Internet Service Providers. Internet service providers provide Internet access to business and residential customers. These companies generally provide Internet access over the ILEC's circuit switched networks at ISDN speeds or below. Some Internet service providers have begun offering DSL-based access using DSL services offered by the ILEC or other DSL-based CLECs. Some Internet service providers such as Concentric Network Corporation, Mindspring Enterprises, Inc., PSINet and Verio Inc. have significant and even nationwide marketing presences and combine these with strategic or commercial alliances with DSL-based CLECs.

  . Wireless and Satellite Data Service Providers. Several new companies are emerging as wireless and satellite-based data service providers over a variety of frequency bands. Companies such as Teligent, Inc., Advanced Radio Telecom Corp. and WinStar Communications, Inc., hold point-to-point microwave licenses to provide fixed wireless services such as voice, data and videoconferencing. We also may face competition from satellite-based systems such as Motorola Satellite Systems, Inc., Hughes Space Communications, Iridium World Communications, Ltd., Globalstar and others which are planning or are in the process of building global satellite networks which can be used to provide broadband voice and data services.

Interconnection Agreements with Bell Atlantic

   Our interconnection agreements with Bell Atlantic are critical to our business. We have signed interconnection agreements with Bell Atlantic in each of the states covering our nine target markets. These agreements cover a number of aspects including: (1) the price and terms to lease access to Bell Atlantic's copper lines; (2) the special conditioning Bell Atlantic provides to enable the transmission of DSL signals on these lines; (3) the price and terms for collocation of our equipment in Bell Atlantic's central offices; (4) the price and terms to access Bell Atlantic's transport facilities; (5) the terms to access conduits and other rights of way Bell Atlantic has constructed for its own network facilities; (6) the operational support systems and interfaces that we use to place orders and trouble reports and monitor Bell Atlantic's response to our requests; (7) the dispute resolution process we and Bell Atlantic use to resolve disagreements on the terms of the interconnection agreement; and (8) the term of the interconnection agreement, its transferability to successors, its liability limits and other general aspects of our relationship with Bell Atlantic.

   Our interconnection agreements have an initial term that expires in March 2000, in the case of Baltimore, Philadelphia, Pittsburgh, Norfolk, Richmond, Wilmington, Delaware and Washington, D.C., and January 2001 in the case of Boston and New York. Thereafter, the agreements will continue until terminated by either party upon ninety days prior notice. If an agreement is terminated, our service arrangements will continue without interruption under (1) terms of a new agreement, (2) terms imposed by a state commission, (3) tariff terms generally applicable to CLECs and other carriers or (4) if none of these are available, on a month-to-month basis under the terms of the initial agreement. Thus, we may be required to renegotiate our agreements in the future. Although we expect to renew our interconnection agreements, there can be no assurance that we can extend or renegotiate agreements on favorable terms.

   Additionally, our interconnection agreements are subject to interpretation by both parties and there may arise differences in interpretation that cannot be resolved on terms favorable to us. Finally, our interconnection agreements are subject to state commission, FCC and judicial oversight. There can be no assurance that these bodies will interpret the terms or prices of our interconnection agreements in ways that adversely affects our business, operating results and financial condition. The rates at which ILECs must make their network elements available to us presently are subject to court challenge, and the rule governing what network elements must be made available has been returned to the FCC for review by the U.S. Supreme Court. The outcome of these proceedings and challenges could have an effect on our future negotiation of interconnection agreements.

   If we expand into adjacent regions which are served by ILECs other than Bell Atlantic, we will need to enter into interconnection agreements with those ILECs.

Government Regulation

   The following summary of regulatory developments and legislation does not purport to describe all present or proposed federal, state and local regulations and legislation affecting the telecommunications industry. Other existing federal, state and local regulations and legislation are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings, hearings or proposals, nor their impact upon the telecommunications industry or us, can be predicted at this time.

   The facilities and services that we obtain from Bell Atlantic in order to provide CuNet are regulated extensively by the FCC, the state public utility commissions or similar state regulatory agencies of states where we provide services. To a lesser extent, the FCC and the state public utility commissions exercise direct regulatory control over the terms under which we provide CuNet to the public. Municipalities also regulate limited aspects of our telecommunications business by imposing zoning requirements, permit or right-of-way procedures or fees, among other regulations. The FCC and state regulatory agencies generally have the authority to condition, modify, cancel, terminate or revoke operating authority for failure to comply with applicable laws or rules, regulations or policies. Fines or other penalties also may be imposed for such violations. We cannot assure that regulators or third parties would not raise issues regarding our compliance or non-compliance with applicable laws and regulations. We believe that we operate our business in compliance with applicable laws and regulations of the various jurisdictions in which we operate and that we possess the approvals necessary to conduct our current operations. We may be required to obtain prior approvals from state public utility commissions or similar state regulatory agencies in connection with this offering. We may not obtain these approvals on a timely basis or at all.

   Federal Regulation. The 1996 Telecom Act substantially departs from prior legislation in the telecommunications industry by establishing competition as a national policy in all telecommunications markets. This Act removes many state regulatory barriers to competition in telecommunications markets dominated by ILECs and preempts, after notice and an opportunity to comment, laws restricting competition in those markets. Among other things, the Act also greatly expands the interconnection requirements applicable to ILECs. It requires the ILECs to (1) provide physical collocation, which allows CLECs to install and maintain their own network termination equipment in ILEC central offices, and virtual collocation only if required or if physical collocation is demonstrated to be technically unfeasible; (2) unbundle and provide access to components of their local service networks to other providers of local service;
(3) establish "wholesale" rates
for the services they offer at retail to promote resale by CLECs and other competitors; and requires ILECs and CLECs, such as us, to not prohibit, or impose unreasonable restrictions or limitations on the resale of their services; and (4) provide nondiscriminatory access to telephone poles, ducts conducts and rights of way.

   ILECs are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If a requesting carrier cannot reach an agreement within the prescribed time, either carrier may request binding arbitration by the state commission. Where an agreement cannot be reached, carriers remain subject to the interconnection obligations established by the FCC and state telecommunications regulatory commissions.

   The FCC and state public utility commissions are instructed by the 1996 Telecom Act to perform certain duties to implement the regulatory policy changes prescribed by the 1996 Telecom Act. The outcome of various ongoing proceedings to carry out these responsibilities, or judicial appeals of these proceedings, could materially affect our business, operating results and financial condition.

   In October 1996, the United States Court of Appeals for the Eighth Circuit overruled some of the rules initially adopted by the FCC to implement the 1996 Telecom Act, including rules (1) providing the detailed standard that state public utility commissions must use in prescribing the price that ILECs charge for collocation and for the copper telephone lines and other network elements that CLECs must obtain from ILECs in order to provide service and (2) giving CLECs the right to "pick-and-choose" interconnection provisions by requiring that an ILEC enter into an interconnection agreement with the CLEC that combines provisions from a variety of interconnection agreements between that ILEC and other CLECs. The FCC and others appealed this decision to the U.S. Supreme Court.

   In January 1999, the U.S. Supreme Court reversed much of the Eighth Circuit's decision, finding that the FCC has broad authority to interpret the 1996 Telecom Act and issue rules for its implementation, specifically including authority over the methodology that state public utility commissions must use in setting the price that ILECs charge CLECs for collocation, for copper telephone lines and other network elements. The Supreme Court also reversed the Eighth Circuit's holding invalidating the FCC's "pick-and-choose" rule. However, the Supreme Court found that the FCC had violated the 1996 Telecom Act in defining the individual network elements ILECs must make available to CLECs, and required the FCC to reconsider its delineation of these elements.

   The Supreme Court's order is potentially beneficial to us in several important respects. For example, the Supreme Court's decision to require reinstatement of the FCC's "pick-and-choose" rule could help us obtain the benefit of specific provisions from interconnection agreements between Bell Atlantic and other CLECs who had more bargaining leverage than we had at the time we negotiated our interconnection agreements. The Supreme Court's determination that the FCC rather than state public utility commissions has jurisdiction to determine pricing methodology also could be beneficial to us since the FCC has adopted a pricing standard that appears to be more beneficial to CLECs in some respects than the pricing standards that some state public utility commissions have employed. However, it remains unclear whether the particular pricing methodology prescribed by the FCC will go into effect because some parties have challenged the lawfulness of that methodology in the U.S. Court of Appeals for the Eighth Circuit, and that litigation is still pending.

   Although the Supreme Court's decision is potentially beneficial to us in several respects, it also has created uncertainty by mandating that the FCC commence a new and potentially lengthy rulemaking proceeding to determine which network components the ILECs must make available to competitors. We are reasonably confident that the FCC will not change, in a way that would be materially adverse to our business, the requirement that ILECs make available the specific components we need in order to provide CuNet, but we cannot guarantee this outcome.

   The FCC is presently considering whether to adopt several other regulations that could have a significant impact on our ability to provide DSL service on economical terms. If adopted, some pending proposals could help our ability to provide services, while others could hurt us. For example, we could be helped by adoption of a proposal that would require ILECs to provide a specific means by which we could provide DSL service over telephone wires that ILECs provision through remote digital loop carrier systems. In the absence of this rule, it may not be possible to offer DSL service over copper telephone wires that are provisioned in this manner. We also could benefit if the FCC implements collocation proposals that it has under consideration which would (1) require ILECs to provision collocation arrangements more quickly and in a manner that potentially would be less costly than the manner in which such arrangements are provisioned at present and (2) make it more difficult for ILECs to reject collocation applications on the ground that space is lacking. We could be hurt by adoption of a proposal that would exempt ILECs from some existing FCC regulations designed to help ensure that the price ILECs charge for their own DSL service offering recovers the actual costs they incur in providing that service. We also could be hurt by a proposal to let ILECs provide DSL services through an affiliate of the ILEC unless the FCC requires that the ILEC provide copper telephone lines, collocation and back-office support services on terms that are no more favorable than the terms available to CLECs like us.

   The 1996 Telecom Act authorizes the FCC to forbear from regulating the terms under which carriers classified as "non-dominant" provide interstate telecommunications service. The FCC has exercised its forbearance authority by issuing rulings that exempt non-dominant domestic carriers like us from obtaining a certificate from the FCC prior to providing any interstate service or from filing a tariff setting forth the terms under which we provide any interstate access service. Because we believe that CuNet does not constitute interstate special access services, we do not need an FCC certificate to provide these services, and we provide CuNet to these customers pursuant to contract rather than tariff.

   On May 8, 1997, in compliance with the requirements of the 1996 Telecom Act, the FCC released an order establishing a new federal universal service support fund, which provides subsidies to carriers that provide service to under-served individuals and customers in high-cost or low-income areas, and to companies that provide telecommunications services for schools and libraries and to rural health care providers. We are required to contribute to the universal service fund and are also required to contribute to state universal service funds. The new universal service rules are administered jointly by the FCC, the fund administrator, and state regulatory authorities, many of which are still in the process of establishing their administrative rules. We cannot determine the net revenue effect of these regulations at this time.

   State Regulation. While it is clear from the January 1999 Supreme Court decision that the FCC has broad authority to implement provisions in the 1996 Telecom Act that are intended to open all telecommunications markets to competition, state public utility commissions also have substantial authority in this area. For example, although the Supreme Court's decision validated the FCC rule prescribing the methodology ILECs must use in setting the price of local telephone wires and other network elements, that same rule gives state public utility commissions authority to apply that rule in order to determine actual prices. Many states have set only temporary prices for some network elements that are critical to the provision of DSL services because they have not yet completed the regulatory proceedings necessary to determine permanent prices. The results of these proceedings will determine the price we pay for, and whether it is economically attractive for us to use, these network elements and services.

   The 1996 Telecom Act also gives state public utility commissions broad authority to approve or reject interconnection agreements that CLECs enter with ILECs and broad authority to resolve disputes that arise under these interconnection agreements. Under the 1996 Telecom Act, if we request, ILECs have a statutory duty to negotiate in good faith with us for agreements for interconnection and access to unbundled network elements. A separate agreement is signed for each of the states in which we operate. During these negotiations either the ILEC or we may submit disputes to the state regulatory commissions for mediation and, after the expiration of the statutory negotiation period provided in the 1996 Telecom Act, we may submit outstanding disputes to the states for arbitration. The 1996 Telecom Act also allows state public utility commissions to supplement FCC regulations as long as the state regulations are not inconsistent with FCC requirements.

   In addition, CuNet may, as to some future customers, be classified as intrastate services subject to state regulation. All of the states where we operate, or will operate, require some degree of state regulatory commission approval to provide certain intrastate services. We have obtained state authorizations to provide all types of intrastate services in seven of our initial nine target markets, and our applications for certificates to provide service in the remaining two markets are pending. In most states, intrastate tariffs are also required for various intrastate services, although we are not typically subject to price or rate of return regulation for tariffed intrastate services. Actions by state public utility commissions could cause us to incur substantial legal and administrative expenses.

   It is possible that laws and regulations could be adopted which address matters that affect our business. We are unable to predict what laws or regulations may be adopted in the future, to what extent existing laws and regulations may be found applicable to our business, or the impact such new or existing laws or regulations may have on our business. In addition, laws or regulations could be adopted in the future that may decrease the growth and expansion of the Internet's use, thereby decreasing demand for our services.

   Local Government Regulation. In certain instances, we may be required to obtain various permits and authorizations from municipalities in which it operates its own facilities. Whether various actions of local governments over the activities of telecommunications carriers such as us, including requiring payment of franchise fees or other surcharges, pose barriers to entry for CLECs which may be preempted by the FCC is the subject of litigation. Although we rely primarily on the unbundled units of the ILECs, in certain instances we may deploy our own facilities and therefore may need to obtain certain municipal permits or other authorizations. The actions of municipal governments in imposing conditions on the grant of permits or other authorizations or their failure to act in granting such permits or other authorizations could have a material adverse effect on our business, operating results and financial condition.

Intellectual Property

   We regard our products, services and technology as proprietary and attempt to protect it with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. There can be no assurance these methods will be sufficient to protect our technology and intellectual property. We also generally enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently. Currently, we are the owner of three trademark registration applications, but have not filed to register any copyrights. We expect to seek registration of our copyrights in software and other intellectual property to the extent possible. There is no assurance that we will obtain any significant copyright protection for our systems which would protect our intellectual property from competition. Currently, we have not filed any patent applications. We intend to prepare applications and to seek patent protection for our systems and services to the extent possible. There is no assurance that we will obtain any patents or that any such patents would protect our intellectual property from competition which could seek to design around or invalidate such patents. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of our proprietary information. There can be no assurance that the steps we have taken will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. In addition, some of our information, including our CLEC status in individual states and our interconnection agreements, is a matter of public record and can be readily obtained by our competitors and potential competitors, possibly to our detriment.

Employees

   As of March 15, 1999, we employed 91 individuals in engineering, sales, marketing, customer support and related activities and general and administrative functions. None of these employees is represented by a labor union, and we consider our relations with our employees to be satisfactory. We are not a party to any collective bargaining agreement. Our ability to achieve our financial and operational objectives depends in large part upon the continued service of our senior management and key technical, sales, marketing and managerial personnel, and our continuing ability to attract and retain highly qualified technical, sales, marketing and managerial personnel. Competition for such qualified personnel is intense, particularly in software development, network engineering and product management, and we may be unable to identify, attract and retain such personnel in the future.

Properties

   Our headquarters are in Sterling, Virginia in facilities consisting of approximately 15,000 square feet under a lease that will expire in August 2001. We are actively acquiring additional space near our headquarters building and have entered into a letter of intent for a new lease for approximately 62,000 square feet that will expire in 2004. We have established branch offices in Philadelphia and Richmond and plan to establish additional branch offices in Boston and New York to cover our nine initial target markets.

   We also lease collocation space in central offices from Bell Atlantic where we operate or plan to operate under the terms of our interconnection agreements with Bell Atlantic and regulations imposed by state public utility commissions and the FCC. While the terms of these leases are perpetual, the productive use of our collocation facilities is subject to the terms of our interconnection agreements which have initial terms that expire in 2000 and 2001. See "-- Interconnection Agreements with Bell Atlantic." We will increase our collocation space as we expand our network.

Legal Proceedings

   We are not currently involved in any legal proceedings that we believe could have a material adverse effect on our business, financial position, results of operations or cash flows. We are, however, subject to state public utility commission, FCC and court decisions as they relate to the interpretation and implementation of the 1996 Telecom Act, the Federal Communications Act of 1934, as amended, various state telecommunications statutes and regulations, the interpretation of CLEC interconnection agreements in general and our interconnection agreements in particular. In some cases, we may be deemed to be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to our agreements. The results of any of these proceedings could have a material adverse effect on our business, operating results and financial condition.

                                   MANAGEMENT

Our Directors and Executive Officers

   The following table shows information about our directors and executive officers:

          Name            Age                                 Position
          ----            ---                                 --------
Jonathan P. Aust........   41 President, Chief Executive Officer and Chairman of the Board of Directors
Christopher J. Melnick..   33 Chief Operating Officer and Director
Scott G. Yancey, Jr. ...   46 Chief Financial Officer and Director
James A. Aust...........   37 Vice President, Engineering
John J. Hackett.........   45 Vice President, Sales and Marketing
Brion B. Applegate......   45 Director

   Jonathan P. Aust has been our Chief Executive Officer since founding Network Access Solutions, with his wife Longma, in December 1994. In August 1998, Mr. Aust also became our President and Chairman of the Board of Directors. Mr. Aust was the National Account Manager for AT&T Paradyne responsible for the Federal Reserve System from October 1987 to December 1994. From June 1982 to October 1987, Mr. Aust held numerous engineer and sales positions at Paradyne Corporation, a manufacturer of data communications equipment.

   Christopher J. Melnick has been our Chief Operating Officer since joining us in July 1998 and a Director since August 1998. Mr. Melnick was the Vice President and General Manager for the Southeast Region of Level 3 Communications from March 1998 to July 1998. Mr. Melnick was the Vice President of Telcom Access Sales for the Washington, Baltimore and Richmond markets of WorldCom from December 1996 to March 1998. Mr. Melnick was the Vice President of Sales for MFS Telcom from September 1995 to December 1996 and Sales manager for Washington, D.C. and Baltimore MFS Telcom from June 1994 to September 1995. Mr. Melnick was a Senior Account Executive for MFS Telcom from April 1992 to June 1994.

   Scott G. Yancey, Jr. has been our Chief Financial Officer since joining us in July 1998 and a Director since August 1998. Mr. Yancey was the Chief Financial Officer and General Manager of the data division of Cable & Wireless USA, a telecommunications service provider, from July 1982 to May 1998.

   James A. Aust has been our Vice President of Engineering since joining us in July 1995. Mr. Aust was a Consultant Systems Engineer for AT&T from May 1990 to July 1994. In this role, Mr. Aust was responsible for network design and implementation issues for key accounts and worked closely with hardware and software developers at Bell Laboratories, defining products and feature sets to fulfill customer networking requirements. Mr. Aust also served on the AT&T Engineering Council which was responsible for formulating methods and procedures for AT&T's System Engineering from August 1988 to May 1990.

   John J. Hackett has been our Vice President, Sales and Marketing since joining us in February 1999. Mr. Hackett was the Division President of MCI WorldCom and MFS Telcom from September 1993 to February 1999 responsible for Sales and Customer Support.

   Brion B. Applegate has been a Director of Network Access Solutions since August 1998. Mr. Applegate is a co-founder and has been a Managing General Partner of Spectrum Equity Investors since March 1993. Mr. Applegate is a director of Tut Systems, Inc.

   Our board of directors will consist of between three and 15 directors and will be divided into three classes, as nearly equal in number as possible. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year after their year of election. Our executive officers are chosen by our board of directors and serve at its discretion.

Board Committees

   Our board of directors intends to establish a compensation committee to consist solely of independent directors. The compensation committee will determine the compensation of our President and Chief Executive Officer and administer our stock plans and generally review our compensation plans to ensure that they meet our objectives. Our board of directors also intends to establish an audit committee to consist solely of independent directors. The responsibilities of the audit committee will include:

  . recommending to our board of directors the independent public accountants to conduct the annual audit of our books and records;

  .  reviewing the proposed scope of the audit;

  .  approving the audit fees to be paid;

  . reviewing accounting and financial controls with the independent public accountants and our financial and accounting staff; and

  . reviewing and approving transactions between us and our directors, officers and affiliates.

Directors' Compensation

   Our directors have received no compensation for serving as directors. We reimburse our directors for reasonable expenses they incur to attend board and committee meetings. Our non-employee directors are eligible to receive grants of options to acquire our common stock under our stock incentive plan. See "-- 1998 Stock Incentive Plan."

Executive Compensation

   The following table summarizes the compensation paid to our chief executive officer and executive officers whose total salary and bonus exceeded $100,000 during 1998, whom we identify as "named executive officers":

                           SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                                                    Compensation
                                                                    ------------
                                              Annual Compensation    Securities
                                            -----------------------  Underlying
        Name and Principal Position          Salary   Bonus   Other   Options
Jonathan P. Aust........................... $120,606 $135,000  --          --
 President and Chief Executive Officer
Christopher J. Melnick.....................  101,308      --   --    1,400,000
 Chief Operating Officer
James A. Aust..............................   97,417   25,000  --      130,000
 Vice President, Engineering

   The salary paid to Mr. Melnick is from July 1998, the date of his employment.

Options Grants in 1998

   The following table shows information about our grants of options to purchase our common stock made to the named executive officers during 1998:

                                                                               Potential Realizable
                                                                                      Value
                                                                                at Assumed Annual
                                                                                      Rates
                                                                                  Of Stock Price
                                                                                 Appreciation for
                                         Individual Grants                       Option Term (4)
                          ------------------------------------------------ ----------------------------
                          Number of    Percent of
                          Securities  Total Options
                          Underlying   Granted to   Exercise or
                           Options      Employees   Base Price  Expiration
          Name            Granted (1) in 1998 (2)    ($/share)   Date (3)     0%       5%        10%
Jonathan P. Aust........        --          --%        $ --          --    $    --  $    --  $      --
Christopher J. Melnick..  1,400,000       44.4          0.20     7/23/08    420,000  860,226  1,535,620
James A. Aust...........    130,000        4.1          0.20     11/1/08    585,000  969,255  1,558,777

---------------------
(1) All options were granted under our 1998 stock incentive plan. All options were incentive stock options which vest over time. Generally, these options vest in quarterly installments over 36 to 42 months.
(2) Based on options to purchase 3,151,500 shares of our common stock granted to employees in 1998.
(3) The options have ten year terms, subject to earlier termination upon death, disability or termination of employment.
(4) We recommend caution in interpreting the financial significance of the figures representing the potential realizable value of the stock options. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the Securities and Exchange Commission. They assume the fair value of common stock, which was $0.50 in July 1998 and $4.70 in November 1998, appreciates 5% or 10% each year, compounded annually, for ten years (the term of each option). They are not intended to forecast possible future appreciation, if any, of our stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the year 2008. Depending on inflation rates, these amounts may be worth significantly less in 2008, in real terms, than their value today.

   None of the executive officers named above exercised any stock options during 1998.

Year-End Option Values

   The following table shows information about unexercised options held by the named executive officers at December 31, 1998:

                              Number of Securities         Value of Unexercised
                                   Underlying                  in-the-Money
                             Unexercised Options at             Options at
                               December 31, 1998            December 31, 1998(1)
                          ---------------------------- ----------------------------
                          Exercisable Unexercisable(2) Exercisable Unexercisable(2)
Jonathan P. Aust........        --             --          --            --
Christopher J. Melnick..    116,666      1,283,334
James A. Aust...........        --         130,000

---------------------
(1) Calculated on the basis of $   per share, the fair market value of our
    common stock at December 31, 1998, as determined by our board of directors, less the exercise price payable for those shares, multiplied by the number of shares underlying the option.
(2) Such options are exercisable in full into restricted stock which is subject to vesting and forfeiture.

   No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during the last year to any of the executive officers named above.

Employment Arrangements

   We have entered into an employment agreement with each of our executive officers. Each agreement has an initial term of four years, subject to earlier termination upon 30 days prior notice. The term of each agreement is automatically extended for additional one year terms unless we or the executive elects to terminate the agreement within 30 days before the end of the current term. Under these agreements, these executives receive an initial annual base salary that will be increased by at least 5% each year, based upon performance objectives set by our board of directors. These executives also receive an annual bonus of up to 20% of the executive's then current salary. The bonus is payable in cash, stock or a combination of both at the election of our board of directors. The executives have received options to acquire shares of our common stock which vest in quarterly installments over either three or four years from the date of grant. The following table shows information about the compensation arrangements we have with our executive officers:

                                                                          Options Granted
                          Current Annual Base Salary Maximum Annual Bonus    (Shares)
Jonathan P. Aust........           $240,000                   20%                  --
Christopher J. Melnick..            200,000                   20             1,400,000
Scott G. Yancey, Jr.....            200,000                   20             1,000,000
John J. Hackett.........            175,000                   20               600,000
James A. Aust...........            125,000                   20               130,000

   If, during the term of one of these employment agreements, we terminate the executive's employment without cause or the executive terminates his employment for good reason, then the executive will be entitled to receive his base salary, bonus and all employee benefits for a period of one year from the date of the termination of employment.

   Under the terms of these agreements, these executives have agreed to preserve the confidentiality and the proprietary nature of all information relating to our business during the term of the agreement and after the agreement ends indefinitely. In addition, each of these executives has agreed to non-competition and non-solicitation provisions that will be in effect during the term of his agreement and for one year after the agreement ends.

   We require all of our other employees to sign agreements which prohibit the employee from directly or indirectly competing with us while they are employed by us and generally for a period of one year. We require all of our employees to sign agreements which prohibit the disclosure of our confidential or proprietary information.

1998 Stock Incentive Plan

   Our stock incentive plan authorizes the grant of:

  .  stock options;

  .  stock appreciation rights;

  .  stock awards;

  .  phantom stock; and

  .  performance awards.

   The compensation committee of our board of directors will administer our stock incentive plan. The committee will have sole power and authority, consistent with the provisions of our stock incentive plan, to determine which eligible participants will receive awards, the form of the awards and the number of shares of our common stock covered by each award. The committee may impose terms, limits, restrictions and conditions upon awards, and may modify, amend, extend or renew awards, to accelerate or change the exercise timing of awards or to waive any restrictions or conditions to an award.

   The maximum number of shares available for issuance under our stock incentive plan is 4,500,000. As of December 31, 1998, we had issued no shares of our common stock in connection with awards granted, we had granted awards with respect to 3,151,500 shares of our common stock and 1,348,500 shares remained available for us to grant under our stock incentive plan.

   Stock Options. Our stock incentive plan permits the granting of options to purchase shares of our common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive options. The option exercise price of each option will be determined by the committee. The term of each option will be fixed by the committee. The committee will determine at what time or times each option may be exercised and, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

   Stock Appreciation Rights. The committee may grant a right to receive a number of shares or, in the discretion of the committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the committee.

   Stock Awards. The committee may award shares of our common stock to participants at no cost or for a purchase price. These stock awards may be subject to restrictions or may be free from any restrictions under our stock incentive plan. The committee shall determine the applicable restrictions. The purchase price the shares of our common stock will be determined by the committee.

   Phantom Stock. The committee may grant stock equivalent rights, or phantom stock, which entitle the recipient to receive credits which are ultimately payable in the form of cash, shares of our common stock or a combination of both. Phantom stock does not entitle the holder to any rights as a stockholder.

   Performance Awards. The committee may grant performance awards to participants entitling the participants to receive cash, shares of our common stock, or a combination of both, upon the achievement of performance goals and other conditions determined by the committee. The performance goals may be based on our operating income, or on one or more other business criteria selected by the committee.

                     RELATED TRANSACTIONS AND RELATIONSHIPS

   In August 1998 we entered into a Series A Preferred Stock Purchase Agreement with Spectrum Equity Investors II, L.P., FBR Technology Venture Partners, LLC and other investors. Pursuant to this agreement, we issued to Spectrum Equity Investors II, L.P. and its affiliates 8,470,000 shares of our Series A Preferred Stock and 8,300,600 shares of our common stock in exchange for an aggregate purchase price of $8,474,150. Spectrum now beneficially owns 51.9% of our common stock. Brion B. Applegate, a Managing General Partner of Spectrum, is a member of our board of directors. We also issued to FBR Technology Venture Partners, LLC 1,500,000 shares of our Series A Preferred Stock and 1,470,000 shares of our common stock in exchange for an aggregate purchase price of $1,500,735. FBR now owns 9.2% of our common stock. These investors have registration rights for the shares of common stock they hold. See "Description of our Capital Stock."

   On March 18, 1999, our certificate of incorporation was amended to modify the terms of our Series A Preferred Stock. In the event of an initial public offering in which we receive a market valuation in excess of $200,000,000, the terms of our Series A Preferred Stock provide that (1) 50% of our Series A Preferred Stock outstanding will be cancelled and cease to exist without compensation or recourse, (2) the remaining shares of Series A Preferred Stock will be automatically converted into common stock based on the Series A Preferred Stock aggregate per share stated value of $5,000,000 divided by the per share public offering price and (3) no dividends on the Series A Preferred Stock whether accrued or unaccrued through the date of the offering will be payable.

   Following the sale of our Series A Preferred Stock in August 1998, we repurchased some of the shares of our common stock held by James A. Aust, Jonathan P. Aust, Longma M. and Stephen C. Aust, all of whom owned more than 5% of our common stock as of March 15, 1999. We purchased 600,000 shares of our common stock for an aggregate purchase price of $300,000 from James A. Aust. We purchased 868,422 shares of our common stock for an aggregate purchase price of $434,211 from Jonathan P. Aust. We purchased 1,771,578 shares of our common stock for an aggregate purchase price of $885,789 from Longma M. Aust. We purchased 560,000 shares of our common stock for an aggregate purchase price of $280,000 from Stephen C. Aust. Jonathan P. Aust and Longma M. Aust are husband and wife. James A. Aust, Jonathan P. Aust and Stephen C. Aust are brothers.

   We have entered into employment agreements with each of our senior executive officers. For details of these agreements, See "Management--Employment Arrangements."

   We believe that the transactions discussed above were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. We have adopted a policy that requires all future transactions between us and our officers, directors and affiliates to be on terms no less favorable than could be obtained from unrelated third parties. These transactions must be approved by a majority of the disinterested members of our board of directors.

                             PRINCIPAL STOCKHOLDERS

   The following shows the number and percentage of outstanding shares of our common stock that were owned as of March 15, 1999 and that will be owned after this offering by:

  . all persons known to us to beneficially own more that 5% of our common stock;

  .  each director and named executive officer; and

  .  all directors and executive officers as a group.

   An asterisk indicates ownership of less than 1%.

   As of March 15, 1999 there were 16,000,000 shares of our common stock
outstanding. After this offering,     shares of our common stock will be
outstanding if the underwriters do not exercise their over-allotment option or shares if the underwriters exercise their over-allotment option in full.

                                                         Percent of Total
                                                  ------------------------------
                                                     Shares    Percent  Percent
                                                  Beneficially  Before   After
Name of Beneficial Owner                           Owned (1)   Offering Offering
Jonathan P. Aust (2).............................   4,172,000    26.1%       %
Christopher J. Melnick (3).......................     350,000     2.1
James A. Aust (4)................................     816,250     5.1
Brion B. Applegate (5) ..........................   8,300,600    51.9
 245 Lytton Avenue
 Palo Alto, California 94301
Spectrum Equity Investors II, L.P. (5) ..........   8,300,600    51.9
 245 Lytton Avenue
 Palo Alto, California 94301
FBR Technology Venture Partners, LP..............   1,470,000     9.2
 1001 19th Street
 Arlington, Virginia 22209
Stephen C. Aust .................................     868,000     5.4
All executive officers and directors as a
 group (6 persons) (6)...........................  13,888,850    83.6

---------------------
(1) The number of shares beneficially owned includes outstanding shares of our common stock held by that person and shares of our common stock issuable upon exercise of stock options exercisable within 60 days of March 15, 1999. The address of Messrs. Jonathan P. Aust, James A. Aust, Stephen C. Aust and Melnick is 100 Carpenter Drive, Sterling, Virginia 20164.
(2) Includes 2,816,738 shares held by Longma M. Aust, Mr. Aust's wife.
(3) Includes 350,000 shares issuable upon exercise of options to acquire our common stock.
(4) Includes 16,250 shares issuable upon exercise of options to acquire our common stock.
(5) Spectrum Equity Investors II, L.P. is under common control with SEA 1998 II, L.P. and, therefore, beneficial ownership of the shares of our common stock owned by SEA is attributed to Spectrum. Mr. Applegate is a Managing General Partner of Spectrum and, therefore, beneficial ownership of the shares of our common stock owned by Spectrum is attributed to Mr. Applegate.
(6) Includes 616,250 shares issuable or issued upon exercise of options to acquire our common stock that are held by Messrs. James A. Aust, Melnick and Yancey.

                        DESCRIPTION OF OUR CAPITAL STOCK

   Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 1998, there were 16,000,000 shares of our common stock outstanding, held by 13 holders of record. As of December 31, 1998, there were 10,000,000 shares of our Series A Preferred Stock, stated value $1.00, outstanding, held of record by four holders of record. After this offering, we will not have any outstanding shares of preferred stock.

   After this offering, we will have outstanding      shares of common stock if
the underwriters do not exercise their over-allotment option, or      shares of
common stock if the underwriters exercise their over-allotment option in full.

   The following is a description of our capital stock.

Common Stock

   We are authorized to issue 50,000,000 shares of common stock. Each stockholder of record will be entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose. After the payment of liquidation preferences to holders of any outstanding preferred stock, holders of our common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution, or winding up. Holders of our common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The outstanding shares of our common stock are, and the shares of common stock offered in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

   At March 15, 1999, we had outstanding 10,000,000 shares of our Series A Preferred Stock, stated value $1.00. The holders of our Series A Preferred Stock are entitled to receive dividends at a rate of 8% of the stated value per year. Upon the closing of our public offering, $5.0 million of our Series A
Preferred Stock will be converted into     shares of our common stock at the
public offering price with the remaining shares of Series A Preferred Stock and all accrued dividends cancelled without additional payment to the holders of the Series A Preferred Stock.

   Our certificate of incorporation will allow us to issue without stockholder approval preferred stock having rights senior to those of our common stock. After this offering, no shares of preferred stock will be outstanding. Our board of directors will be authorized, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series.

   Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Registration Rights

   Holders of an aggregate of 9,800,000 shares of our common stock can require us to register the sale of their shares under the Securities Act. Subject to limitations and the lock-up agreements with the underwriters, we must register the sale of these shares if at any time after six months following this offering, the holders of at least 1,960,000 of these shares request registration. We are not required to effect more than three of these requested registrations. Subject to limitations, these holders may require us to file an unlimited number of registration statements on Form S-3 when we are eligible to use Form S-3, generally one year after this offering. If we propose to register our securities under the Securities Act after this offering, these stockholders will be entitled to notice of the registration and to include their shares in the registration provided that the underwriters for the proposed offering will have the right to limit the number of shares included in the registration. We must pay all expenses in connection with these registrations, other than underwriters' discounts and commissions.

Limitation Of Liability

   As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

  . for any transaction from which the director derives an improper personal benefit.

   As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

   Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with an action initiated by that person only if the action was authorized by our board of directors. The indemnification provided under our certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. If we do not pay a claim for indemnification within 60 days after we have received a written claim, the claimant may at any time thereafter bring an action to recover the unpaid amount of the claim and, if successful the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

   Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law. We intend to purchase director and officer liability insurance on behalf of our directors and officers.

Possible Anti-Takeover Effects

   Our certificate of incorporation and bylaws will contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, provisions of Delaware law may hinder or delay an attempted takeover of our company other than through negotiation with our board of directors. These provisions could have the effect of discouraging attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in the stockholders' receiving a premium over the market price for the shares of our common stock held by the stockholders.

   Classified Board of Directors; Removal, Vacancies. Our certificate of incorporation will provide that our board of directors will be divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time. Our certificate of incorporation will provide that directors may be removed only for cause. In addition, vacancies and newly created directorships resulting from any increase in the size of our board of directors may be filled only by the affirmative vote of a majority of the directors then in office, a quorum, or by a sole remaining director. These provisions would prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

   Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our bylaws will establish an advance notice procedure with regard to the nomination, other than by the board of directors, of candidates for election to our board of directors and with regard to certain matters to be brought before an annual meeting of our stockholders. For nominations and other business to be brought properly before an annual meeting by a stockholder, the stockholder must deliver notice to us not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Separate provisions based on public notice by us specify how this advance notice requirement operates if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. The stockholder's notice must set forth specified information regarding the stockholder and its holdings, as well as certain background information regarding any director nominee, together with the person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a brief description of any business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder in the business proposed. In the case of a special meeting of stockholders called for the purpose of electing directors, nominations by a stockholder may be made only by delivery to us, no later than 10 days after the day on which public announcement of the special meeting is made, of a notice that complies with the above requirements. Although our bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at an annual meeting, our bylaws:

  . may have the effect of precluding a nomination for the election of directors or precluding the conduct of certain business at a particular annual meeting if the proper procedures are not followed; or

  . may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Network Access Solutions, even if the conduct of this solicitation or such attempt might be beneficial to Network Access Solutions and our stockholders.

   Special Stockholders' Meetings. Our certificate of incorporation and bylaws will provide that, special meetings of stockholders, unless otherwise prescribed by statute, may be called only:

  .  by the board of directors or by our chairman or president; or

  . by the holders of at least majority of our securities outstanding and entitled to vote generally in the election of directors.

   Section 203 of Delaware Law. In addition to these provisions of our certificate of incorporation and bylaws, we are subject to the provisions of
Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of our company or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is              .

                        SHARES ELIGIBLE FOR FUTURE SALE

   After this offering, we will have      shares of common stock outstanding.
If the underwriters exercise their over-allotment option in full, we will have shares of common stock outstanding. All of the shares we sell in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144 described below.

   The remaining shares of common stock outstanding after this offering, will be restricted shares under the terms of the Securities Act. Of the restricted
shares to be outstanding after this offering, transfer of       shares will be
limited by lock-up agreements as described below.

   Before this offering, there has been no public market for our common stock, and we cannot predict what effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and could impair our future ability to raise capital through the sale of our equity securities.

Rule 144

   In general, under Rule 144, a stockholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

  .  one percent of the then outstanding shares of our common stock, or
     approximately     shares immediately after this offering; or

  . the average weekly trading volume in our common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

   In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock which are not restricted securities.

   Under Rule 144(k), a stockholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

Registration Rights

   We have entered into an investor rights agreement with some of our stockholders, who own an aggregate of 9,800,000 shares of our common stock. These stockholders have certain registration rights. See "Description of our Capital Stock--Registration Rights."

Common Stock and Options Issuable under our Stock Incentive Plan

   We intend to file one or more registration statements under the Securities Act within 180 days after this offering to register up to 4,500,000 shares of our common stock underlying outstanding stock options or reserved for issuance under our 1998 stock incentive plan. We expect these registration statements will become effective upon filing, and shares covered by these registration statements will be eligible for sale in the public market immediately after the effective dates of these registration statements, subject to the lock-up agreements with the underwriters.

Lock-up Agreements

   Our officers and directors and some of our other stockholders, who will hold
an aggregate of    shares of common stock after this offering, have agreed that they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, offer, sell, pledge or otherwise dispose of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for, or any rights to acquire or purchase, any of our capital stock or publicly announce an intention to effect any of these transactions, for a period of 180 days after the date of the underwriting agreement, other than shares of common stock transferred in connection with a pledge agreement or disposed of as bona fide gifts approved by Donaldson, Lufkin & Jenrette Securities Corporation.

                                  UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement,
dated      1999, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. have severally agreed to purchase the number of shares of our common stock shown opposite their names below:

                                                                       Number of
                                                                        Shares
      Underwriters:
        Donaldson, Lufkin & Jenrette Securities Corporation...........
        Bear, Stearns & Co. Inc. .....................................
        J.P. Morgan Securities Inc. ..................................
                                                                          ---
        Total.........................................................
                                                                          ===

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations, the receipt of a "comfort letter" from our accountants, the listing of our common stock on the Nasdaq National Market and no occurrence of an event that would have a material adverse effect on us. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of our shares.

   The underwriters propose to initially offer some of our shares directly to the public at the initial public offering price shown on the cover page of this prospectus and some of the shares to dealers at the initial public offering
price less a concession not in excess of $    per share. The underwriters may
allow, and such dealers may re-allow, a concession not in excess of $    per
share on sales to other dealers. After the initial offering of the shares to the public, the representatives of the underwriters may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a member of the selling group, is facilitating the distribution of the shares sold in the offering over the Internet. The underwriters have agreed to allocate a limited number of shares to DLJdirect Inc. for sale to its brokerage account holders.

   The following table shows the underwriting fees we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                       No Exercise Full Exercise
      Per share.......................................    $           $
      Total...........................................    $           $

   We will pay the offering expenses, estimated to be $   .

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares at the initial public offering price less the underwriting fees. The underwriters may exercise their option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise their option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

   We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

   Network Access Solutions, our executive officers, directors and stockholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation do either of the following:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of our common stock.

Either of the foregoing transaction restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common stock or such other securities, in cash or otherwise.

   At our request, the underwriters have reserved up to    percent of the
shares offered by this prospectus for sale at the initial public offering price to our employees, officers, directors and other individuals associated with us and members of their families. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase or confirm for purchase, orally or in writing, such reserved shares. Any reserved shares not purchased or confirmed for purchase will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   Application has been made to list the common stock on the Nasdaq National Market under the symbol "NASC." In order to meet the requirements for listing the common stock on the Nasdaq National Market, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial owners.

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

Stabilization

   In connection with this offering, any of the underwriters may decide to engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of our common stock in the open market to cover syndicate short positions or to stabilize the price of our common stock. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Pricing of this Offering

   Prior to this offering, there has been no established public market for our common stock. The initial public offering price for the shares of our common stock offered by this prospectus will be determined by negotiation between us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include:

  .  our history of and the prospects for the industry in which we compete;

  .  our past and present operations;

  .  our historical results of operations;

  .  our prospects for future earnings;

  . the recent market prices of securities of generally comparable companies; and

  . the general conditions of the securities market at the time of the offering.

                             VALIDITY OF THE SHARES

   Piper & Marbury L.L.P., Washington, D.C., will pass upon the validity of the shares of common stock on our behalf. Paul, Hastings, Janofsky & Walker LLP, New York, New York, will pass upon legal matters for the underwriters.

                                    EXPERTS

   Our financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement, including exhibits, schedules and amendments. This prospectus is a part of the registration statement and includes all of the information which we believe is material to an investor considering whether to make an investment in our common stock. We refer you to the registration statement for additional information about Network Access Solutions, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus. The registration statement is available for inspection and copying at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains the registration statement. The address of the SEC's Internet site is "http://www.sec.gov."

   We intend to furnish our stockholders annual reports containing financial statements audited by our independent accountants.

                               GLOSSARY OF TERMS

ATM Asynchronous Transfer Mode. A protocol that segments digital information into 53-byte cells that are switched throughout a network over virtual circuits. ATM can accommodate multiple types of media, including voice, video and data.

Backbone An element of the network infrastructure that provides high speed, high capacity connections among the network's physical points of presence, i.e., connection points and node sites. The backbone is used to transport end user traffic across the metropolitan area and across the United States.

Bandwidth                      Refers to the maximum amount of data that can
                               be transferred through a computer's backbone or communication channel in a given time. It is usually measured in bits per second for digital communications.

Central Office                 ILEC facility where end user lines are
                               terminated.

CLEC Competitive Local Exchange Carrier. Category of telephone service provider, or carrier, that offers services similar to and in competition with those of an ILEC, as allowed by recent changes in telecommunications law and regulation.

Collocation                    A location serving as the interface point for a
                               CLEC network's interconnection to that of an ILEC. Collocation can be (1) physical, in which the CLEC places and directly maintains equipment in the ILEC central office, (2) virtual, in which the CLEC leases space in the ILEC central office but the equipment is owned and maintained by the ILEC or (3) secured collocation open physical environment, or
                               SCOPE, in which the CLEC places and maintains its equipment in the ILEC central office but shares the space with the ILEC or other CLECs.

Copper Line or Loop            A pair of traditional copper telephone lines
                               using electric current to carry signals.

Digital Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to convey information, as opposed to the continuously variable analog signal. The precise digital numbers preclude distortion, such as graininess or "snow," in the case of video transmission, or static or other background distortion in the case of audio transmission.

Downstream                     Refers to the transmission speed of a
                               connection between our connection point and the end user.

DS-1 Digital Service 1. In the digital hierarchy, this signaling standard defines a transmission speed of 1.544 Mbps. This term is often used interchangeably with T1.

DS-3 Digital Service 3. In the digital hierarchy, this signaling standard defines a transmission speed of 44.736 Mbps, equivalent to 28 T1 channels. This term is often used interchangeably with T3.

DSL Digital Subscriber Line. A transmission technology enabling high speed access on the local copper loop, often referred to as the "last mile" between the network service provider and end user.

DSLAM Digital Subscriber Line Access Multiplexer. A platform that provides for high speed data transmission over copper loops.

E-Commerce                     Electronic commerce. An Internet service that
                               supports electronic transactions between customers and vendors to purchase goods and services.

Encryption                     Applying a specific algorithm to data so as to
                               alter the data's appearance and prevent other devices from reading the information.
                               Decryption applies the algorithm in reverse to restore the data to its original form.

Firewall A computer device that separates a local area network from a wide area network and prevents unauthorized access to the local area network through the use of electronic security mechanisms.

Frame Relay                    A form of packet switching with variable length
                               frames that may be used with a variety of communications protocols.

ILEC Incumbent local exchange carrier. The local exchange carrier that was the monopoly carrier in a region, prior to the opening of local exchange services to competition with the enactment of the 1996 Telecom Act. In our markets, Bell Atlantic is the dominant ILEC.

Interconnection agreement      A contract between an ILEC and a CLEC for the
                               connection of a CLEC network to the public switched telephone network, as well as CLEC access to the ILEC's unbundled network elements, e.g., copper loops. This agreement sets out some of the financial agreement and operational aspects of such interconnection and access.

Internet Protocol              A standard for software that keeps track of the
                               inter-network addresses for different nodes, routes outgoing messages and recognizes incoming messages.

ISDN Integrated Service Digital Network. A transmission method that uses digital transmission and switching technology to provide voice, data and video transmission at speeds of 64 to 128 Kbps.

Internet service provider      A vendor that provides end users access to the
                               Internet.

Inter-exchange carrier         Usually referred to as a long-distance service
                               provider. There are many interexchange
                               carriers, including AT&T, MCI WorldCom, Sprint and Qwest.

Kbps                           Kilobits per second. 1,000 bits per second.

Mbps Megabits per second. Millions of bits per second.

Multiplexing                   An electronic or optical process that combines
                               several lower speed transmission signals into one higher speed signal.

OC-3 Optical Carrier 3. Standard telecommunications industry digital single format, which is distinguishable by bit rate -- the number of binary digits transmitted per second. OC-3 service has a bit rate of 155.5 Mbps.

OC-12 Optical Carrier 12. Standard telecommunications industry digital single format, which is distinguishable by bit rate -- the number of binary digits transmitted per second. OC-12 service has a bit rate of 622.8 Mbps.

Packets Information represented as bytes grouped together through a communication node with a common destination address and other attribute information.

Router A device that accepts the Internet Protocol from a local area network or another wide area network device and switches/routes Internet Protocol packets across a network backbone. Routers also provide protocol conversion services to transfer Internet Protocol packets over Frame Relay, ATM, and other backbone network services.

T1                             A digital transmission link with a capacity of
                               1.544 Mbps.

TDM Time division multiplexing. A technique for combining multiple traffic streams by allocating a fixed amount of bandwidth for each traffic stream.

Upstream Refers to the transmission speed of a connection between the end user and our connection point.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants......................................... F-2
Balance Sheets as of December 31, 1997 and 1998........................... F-3
Statements of Operations for the years ended December 31, 1996, 1997 and
 1998..................................................................... F-4
Statements of Changes in Stockholders' Equity for the years ended
 December 31, 1996, 1997 and for 1998..................................... F-5
Statements of Cash Flows for the years ended December 31, 1996, 1997 and
 1998..................................................................... F-6
Notes to Financial Statements............................................. F-7

                       Report of Independent Accountants

To the Board of Directors and Stockholders
Network Access Solutions Corporation

In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Network Access Solutions Corporation (the Company) at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.

McLean, Virginia
March 18, 1999

                      NETWORK ACCESS SOLUTIONS CORPORATION

                                 BALANCE SHEETS

                        as of December 31, 1997 and 1998

                             ---------------------

                                                           1997       1998
                                                        ---------- -----------
                        ASSETS
Current assets:
 Cash and cash equivalents............................. $  713,246 $ 5,518,117
 Accounts receivable, net of allowance for doubtful
  accounts.............................................    765,325   1,806,791
 Prepaid and other current assets......................        --      105,693
 Inventory.............................................     47,547      59,233
                                                        ---------- -----------
   Total current assets................................  1,526,118   7,489,834
Property and equipment, net............................    140,177   5,030,793
Deposit................................................        --      185,000
Income tax receivable..................................        --      100,865
Deferred tax asset.....................................    198,732     121,586
                                                        ---------- -----------
   Total assets........................................ $1,865,027 $12,928,078
                                                        ========== ===========
 LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK,
                AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable...................................... $  796,945 $ 2,525,102
 Accrued expenses......................................     92,502     750,308
 Current portion of deferred compensation liability....        --      333,333
 Current portion of capital lease obligations..........        --      328,982
 Note payable..........................................     93,348         --
 Income tax payable....................................    132,064         --
 Other current liabilities.............................        --       67,201
                                                        ---------- -----------
   Total current liabilities...........................  1,114,859   4,004,926
 Long term portion of capital lease obligations........        --    1,184,156
 Note payable..........................................        --    1,000,000
 Long term portion of deferred compensation
  liability............................................    500,000     166,667
                                                        ---------- -----------
   Total liabilities...................................  1,614,859   6,355,749
                                                        ---------- -----------
Commitments and contingencies
Series A mandatorily redeemable preferred stock, $.001
 par value,
   10,000,000 shares authorized, issued and outstanding
 (liquidation
   preference $10,322,192), as of December 31, 1998....        --    5,640,651
                                                        ---------- -----------
Stockholders' equity:
 Common stock, $.001 par value, 50,000,000 shares au-
  thorized,
  9,740,000 and 19,800,000 shares issued as of Decem-
  ber 31, 1997
  and December 31, 1998, respectively..................      9,740      19,800
 Additional paid-in capital............................      5,751   8,115,892
 Deferred compensation.................................        --   (3,462,753)
 Retained earnings (deficit)...........................    234,677  (1,841,261)
 Less treasury stock, at cost, 3,800,000 shares as of
  December 31, 1998....................................        --   (1,900,000)
                                                        ---------- -----------
   Total stockholders' equity .........................    250,168     931,678
                                                        ---------- -----------
   Total liabilities, mandatorily redeemable preferred
    stock, and
    stockholders' equity............................... $1,865,027 $12,928,078
                                                        ========== ===========

   The accompanying notes are an integral part of these financial statements.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                            STATEMENTS OF OPERATIONS

              for the years ended December 31, 1996, 1997 and 1998

                             ---------------------

                                            1996         1997        1998
                                         -----------  ----------  -----------
Revenue................................. $14,482,383  $8,944,816  $11,639,075
                                         -----------  ----------  -----------
Cost of revenue:
  Direct costs..........................  12,066,385   7,410,629    9,400,652
  Network services......................         --        2,406       40,738
                                         -----------  ----------  -----------
                                          12,066,385   7,413,035    9,441,390
                                         -----------  ----------  -----------
Gross profit............................   2,415,998   1,531,781    2,197,685
Operating expenses:
  Selling, general and administrative ..   2,255,231   1,436,513    4,017,057
  Amortization of deferred
   compensation.........................         --          --       218,997
  Depreciation and amortization.........       7,256      12,298      130,004
                                         -----------  ----------  -----------
Income (loss) from operations...........     153,511      82,970   (2,168,373)
Interest income.........................         --          --       145,468
Interest expense........................        (868)     (5,144)     (81,006)
                                         -----------  ----------  -----------
Income (loss) before income taxes.......     152,643      77,826   (2,103,911)
Provision (benefit) for income taxes....      62,460      35,674     (27,973)
                                         -----------  ----------  -----------
Net income (loss).......................      90,183      42,152   (2,075,938)
Preferred stock dividends...............         --          --       322,192
Preferred stock accretion...............         --          --       244,417
                                         -----------  ----------  -----------
Net income (loss) applicable to common
 stockholders........................... $    90,183  $   42,152  $(2,642,547)
                                         ===========  ==========  ===========
Net income (loss) per common share
 (basic and diluted):
  Net income (loss)..................... $      0.01  $     0.00  $     (0.17)
  Preferred stock dividends and
   accretion............................         --          --         (0.05)
                                         -----------  ----------  -----------
  Net income (loss) applicable to common
   stockholders......................... $      0.01  $     0.00  $     (0.22)
                                         -----------  ----------  -----------
Weighted average common shares
 outstanding (basic and diluted)........   9,740,000   9,740,000   12,134,286
                                         ===========  ==========  ===========


   The accompanying notes are an integral part of these financial statements.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              for the years ended December 31, 1996, 1997 and 1998

                             ---------------------

                             Common Stock    Additional                 Retained       Treasury Stock
                          ------------------   Paid-       Deferred     Earnings    ---------------------
                            Shares   Amount  in Capital  Compensation   (Deficit)    Shares     Amount       Total
                          ---------- ------- ----------  ------------  -----------  --------- -----------  ----------
Balance, January 1,
 1996...................   9,740,000 $ 9,740 $    5,751  $       --    $   102,342        --  $       --   $  117,833
Net income..............         --      --         --           --         90,183        --          --       90,183
                          ---------- ------- ----------  -----------   -----------  --------- -----------  ----------
Balance, December 31,
 1996...................   9,740,000   9,740      5,751          --        192,525        --          --      208,016
Net income..............         --      --         --           --         42,152        --          --       42,152
                          ---------- ------- ----------  -----------   -----------  --------- -----------  ----------
Balance, December 31,
 1997...................   9,740,000   9,740      5,751          --        234,677        --          --      250,168
Sale of common stock,
 net of direct issuance
 costs of $27,341.......   9,800,000   9,800  4,865,260          --            --         --          --    4,875,060
Purchase of treasury
 stock at cost..........         --      --         --           --            --   3,800,000  (1,900,000) (1,900,000)
Shares issued to
 employee for service...     260,000     260    129,740          --            --         --          --      130,000
Accrual of preferred
 stock dividends........         --      --    (322,192)         --            --         --          --     (322,192)
Accretion of preferred
 stock..................         --      --    (244,417)         --            --         --          --     (244,417)
Deferred compensation...         --      --   3,681,750   (3,681,750)          --         --          --          --
Amortization of deferred
 compensation...........         --      --         --       218,997           --         --          --      218,997
Net loss................         --      --         --           --     (2,075,938)       --          --   (2,075,938)
                          ---------- ------- ----------  -----------   -----------  --------- -----------  ----------
Balance, December 31,
 1998...................  19,800,000 $19,800 $8,115,892  $(3,462,753)  $(1,841,261) 3,800,000 $(1,900,000) $  931,678
                          ========== ======= ==========  ===========   ===========  ========= ===========  ==========



   The accompanying notes are an integral part of these financial statements.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                            STATEMENTS OF CASH FLOWS

              for the years ended December 31, 1996, 1997 and 1998

                             ---------------------

                                            1996         1997         1998
                                         -----------  -----------  -----------
Cash flows from operating activities:
 Net income (loss).....................  $    90,183  $    42,152  $(2,075,938)
 Adjustment to reconcile net income
  (loss) to net cash (used in) provided
  by operating activities:
   Depreciation and amortization
    expense............................        7,256       12,298      130,004
   Provision for doubtful accounts
    receivable.........................          --        23,826       28,133
   Benefit (provision) for deferred
    income taxes.......................      (62,337)    (118,274)      77,146
   Shares issued to employee for
    services...........................          --           --       130,000
   Amortization of deferred
    compensation.......................          --           --       218,997
   Net changes in assets and
    liabilities:
     Accounts receivable...............   (4,435,883)   4,072,345   (1,069,599)
     Inventory.........................     (347,870)     300,678      (11,686)
     Income tax receivable.............          --           --      (100,865)
     Prepaid and other current assets..      (10,000)      10,000     (105,693)
     Accounts payable..................    4,138,912   (3,612,797)    (139,113)
     Accrued expenses..................      241,254     (148,752)     173,795
     Deferred compensation liability...      208,333      291,667          --
     Income tax payable................          --           --      (132,064)
     Other current liabilities.........      142,948      (68,195)      67,201
                                         -----------  -----------  -----------
      Net cash (used in) provided by
       operating
       activities......................      (27,204)     804,948   (2,809,682)
                                         -----------  -----------  -----------
Cash flows from investing activities:
 Expenditures for network under
  development..........................          --           --      (640,511)
 Purchases of property and equipment...      (29,792)    (121,915)    (515,690)
 Deposit for software and services ....          --           --      (185,000)
                                         -----------  -----------  -----------
      Net cash used in investing
       activities......................      (29,792)    (121,915)  (1,341,201)
                                         -----------  -----------  -----------
Cash flows from financing activities:
 Borrowings on notes payable...........    1,500,000    1,500,000    2,406,652
 Repayments of notes payable...........   (1,445,458)  (1,491,291)  (1,500,000)
 Issuance of common stock..............          --           --     4,902,401
 Issuance of redeemable preferred
  stock................................          --           --     5,102,499
 Issuance costs related to preferred
  and common stock offering............          --           --       (55,798)
 Treasury stock acquired...............          --           --    (1,900,000)
                                         -----------  -----------  -----------
      Net cash provided by financing
       activities......................       54,542        8,709    8,955,754
                                         -----------  -----------  -----------
Net increase (decrease) in cash and
 cash equivalents......................       (2,454)     691,742    4,804,871
Cash and cash equivalents at the
 beginning of period...................       23,958       21,504      713,246
                                         -----------  -----------  -----------
Cash and cash equivalents at the end of
 period................................  $    21,504  $   713,246  $ 5,518,117
                                         ===========  ===========  ===========
Supplemental disclosure of cash flow
 information:
 Cash paid during the year for:
   Interest............................  $       868  $     5,142  $    27,948
   Income taxes........................  $       --   $   222,143  $   153,343
 Non-cash investing and financing
  activities:
   Capital leases......................  $       --   $       --   $ 1,513,138
   Preferred stock dividends...........  $       --   $       --   $   322,192
   Preferred stock accretion...........  $       --   $       --   $   244,417
   Shares issued to employee for
    service............................  $       --   $       --   $   130,000
   Expenditures for network under
    development included in accounts
    payable and accrued expenses.......  $       --   $       --   $ 2,351,281

   The accompanying notes are an integral part of these financial statements.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                             ---------------------

1. Business

 The Company

   Network Access Solutions Corporation (the Company), was originally incorporated in the Commonwealth of Virginia on December 19, 1994. On August 3, 1998, the Company reincorporated in the State of Delaware. Prior to the reincorporation, the Company had authorized 10,000 shares of common stock, of which 7,803 shares were issued and outstanding. As of August 3, 1998, the Company was recapitalized with authorized capital stock of 15,000,000 shares of common stock, $.001 par value per share and 10,000,000 shares of preferred stock, $.001 par value per share. On March 18, 1999, the Company increased the authorized common stock to 50,000,000 shares with a par value of $.001 per share. In conjunction with this reincorporation and recapitalization, the Company changed from a July 31 year-end to a calendar year-end. On March 18, 1999, the Company and its Board of Directors declared a two for one stock split, effected as a stock dividend, of its common stock. All share information has been retroactively adjusted for all periods presented to reflect the new capital structure and stock split.

   The Company is a regionally-focused data communications and enterprise networking company. Through its CuNet branded service, the Company will offer its customers high speed connectivity in the Bell Atlantic region using DSL technology. As a complement to the Company's CuNet service, the Company also offers its customers a complete suite of value-added enterprise networking solutions, including network integration, network management, network security and professional services. In 1999, the Company began offering CuNet in Boston, New York, Philadelphia, Baltimore, Washington, D.C. and Richmond. The Company will sell its services directly and indirectly to small, medium and large businesses. The Company sells its services to its existing customer base through a direct sales force. The Company also sells its services indirectly through its wholesale and channel partners, including internet service providers, inter-exchange carriers, other CLECs and systems integrators.

2. Summary of Significant Accounting Policies

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Therefore, actual amounts could differ from these estimates.

 Revenue Recognition

   The Company's revenue is derived from the sale of products, network services and consulting services. The Company recognizes revenue from the sale of products as they are shipped to customers. The Company provides network and consulting services under both service and time-and-material type contracts and recognizes revenue as services are performed and as costs are incurred over the related contract period. As of December 31, 1998, the Company has completed the development of DSL networks in several of its target markets and began providing services to customers in early 1999.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------


 Concentration of Credit Risk

   Financial instruments, which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held in a money market account at a national financial institution. The Company has not experienced any losses on its cash and cash equivalents.

   The Company grants uncollateralized credit in the form of accounts receivable to its customers. As of December 31, 1998, AT&T, Corp. (AT&T) comprised 47% of accounts receivable. The customers with concentrations of revenue greater than 10% of total revenue for the years ended December 31, 1996, 1997 and 1998 are as follows:

   Customer                                       1996       1997       1998
   ------------------------------------------- ---------- ---------- ----------
   AT&T....................................... $9,978,104 $3,421,878 $5,869,901
   Zeneca, Inc................................        --     921,356  1,119,856
   Network Monitoring and Repair, Inc.........        --   1,301,440        --
                                               ---------- ---------- ----------
                                               $9,978,104 $5,644,674 $6,989,757
                                               ========== ========== ==========

 Cash Equivalents

   The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

 Inventory

   Inventories are stated at the lower of cost or market. Cost is determined using the weighted-average method. Inventories consist primarily of components, subassemblies and finished products held for sale.

 Property and Equipment

   Property and equipment, consists of network costs associated with the development and implementation of the DSL networks, office and computer equipment, and furniture and fixtures. The costs associated with the DSL network under development are comprised of collocation fees, equipment, equipment held under capital leases, and equipment installation. These assets are stated at cost. The Company leases certain of its equipment under capital lease agreements. The capital lease assets are stated at the lower of the present value of the net minimum lease payments or the fair value at the inception of the lease, and are depreciated over the shorter of the estimated useful life or the lease term. Depreciation of office and computer equipment and furniture and fixtures is computed using the straight-line method, generally over three to five years, based upon estimated useful lives, commencing when the assets are placed in service. The depreciation of the DSL network costs will commence as individual network components are placed in service and will be depreciated over two to five years. Expenditures for maintenance and repairs are expensed as incurred. When assets are retired or disposed, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in operations for the period.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------


 Income Taxes

   The Company accounts for income taxes by utilizing the liability method. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized. The provision for income taxes consists of the Company's current provision (benefit) for federal and state income taxes and the change in net deferred tax assets and liabilities during the period.

 Fair Value Information

   The carrying amount of current assets and current liabilities approximates fair value because of the short maturity of these instruments. The fair value of redeemable preferred stock is estimated by discounting the remaining cash flows at the current interest rates. As of December 31, 1998, the carrying amount of these financial instruments approximates fair value.

 Impairment of Long-Lived Assets

   The Company periodically evaluates the recoverability of its long-lived assets. This valuation consists of a comparison of the carrying value of the assets with the assets' expected future cash flow undiscounted and without interest costs. If the carrying value of an asset exceeds the expected future cash flows, an impairment exists. An impairment loss is measured by the amount by which the carrying value of the asset exceeds future discounted cash flows. No impairment losses have been recognized to date.

 Net Income (Loss) Per Share

   The Company presents basic and diluted net income (loss) per share. Basic net income (loss) per share is computed based on the weighted average number of outstanding shares of common stock. Diluted net income (loss) per share adjusts the weighted average for the potential dilution that could occur if stock options, warrants or other convertible securities were exercised or converted into common stock. Diluted loss per share for the year ended December 31, 1998, is the same as basic loss per share because the effects of such items were anti-dilutive.

 Stock-Based Compensation

   The Company measures compensation expense for its employee stock-based compensation using the intrinsic value method and provides pro forma disclosures of net loss as if the fair value method had been applied in measuring compensation expense. Under the intrinsic value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the estimated fair value of the underlying stock on the date of grant, deferred compensation is recognized and is amortized to compensation expense over the applicable vesting period.

 Segment Reporting

   In 1998, the Company adopted Statement of Financial Accounting Standards No. 131 (SFAS 131), Disclosures About Segments of an Enterprise and Related Information. SFAS 131 requires companies to

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------

disclose information about their segments. The Company has determined that its network product, service and consulting business activities are not organized on the basis of differences in related products and services and therefore, operates on an enterprise-wide or single reportable segment. The Company provides its enterprise and carrier customers a full selection of data networking solutions, including, in the future, DSL technology. The Company's revenues for the year ended December 31, 1998, were principally derived from the sale of products and services to customers in the Bell Atlantic region. The Company entered into its first interconnection agreement with Bell Atlantic in April 1997 and began constructing a high-speed data communications network and related services using DSL technology. The Company expects to derive future revenues from the operation of its network in the eastern United States.

 Recent Accounting Pronouncements

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 is effective for fiscal years beginning after June 15, 1999 (January 1, 2000 for the Company). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Currently the Company does not utilize derivative instruments, therefore the adoption of SFAS 133 is not expected to have a significant effect on the Company's results of operations or its financial position. The Company will adopt SFAS 133 for the year ending December 31, 2000.

3. Property and Equipment

   Property and equipment consists of the following at December 31:

                                                             1997       1998
                                                           --------  ----------
   DSL network development in process..................... $    --   $4,657,975
   Office and computer equipment..........................  133,419     355,962
   Furniture and fixtures.................................   19,626     159,728
   Less accumulated depreciation..........................  (12,868)   (142,872)
                                                           --------  ----------
   Property and equipment, net............................ $140,177  $5,030,793
                                                           ========  ==========

   The DSL network development in process includes the acquisition of equipment under capital leases, equipment, installation, and collocation fees. Collocation fees represent nonrecurring fees paid to obtain central office space for location of certain Company equipment. As of December 31, 1998, the recorded cost of the network equipment under capital leases was $1,513,138. Accumulated amortization for this equipment under capital leases was $20,739.

   For the years December 31, 1996, 1997 and 1998, depreciation expense charged to operations amounted to $7,256, $12,298, and $130,004, respectively.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------


4. Notes Payable

   On October 16, 1998, the Company entered into a $10,000,000 line of credit agreement with Ascend Communications, Inc. (Ascend). Under the terms of the line of credit, the Company can draw on the line of credit in $1,000,000 increments up to a maximum of $5,000,000. The Company may draw down the remaining $5,000,000, also in $1,000,000 increments, upon (i) completing the purchase or lease of equipment in excess of $15,000,000 from the supplier and
(ii) demonstrating that at least 70% of such equipment is being used by the Company to generate revenue. The Company is required to make interest only payments at an annual rate of 8.25% on the amounts advanced for the first nine months from the date of the advance. For the next thirty-three months the Company is required to make principal and interest payments in accordance with a sixty month amortization schedule using an interest rate of 8.25% for the first eighteen months and a rate equal to the prevailing high yield bond index for the next fifteen months. The remaining unpaid interest is due forty-two months after the related advance. The credit agreement requires immediate repayment in the event of an initial public offering or debt offering in excess of $40,000,000 or a change in control, as defined. At December 31, 1998, $1,000,000 was outstanding under this agreement.

   The Company had a $1,500,000 line of credit agreement with a bank which matured on November 30, 1998, was repaid and not renewed. Interest on outstanding borrowings accrued at the bank's prime rate of interest plus three-quarters of a percent (9.25% during 1998). At December 31, 1997, there was $93,348, of outstanding borrowings under this agreement.

5. Deferred Compensation

   The Company has an unfunded deferred compensation plan for certain key executives. Under the plan, executives deferred a portion of their compensation by electing future payments in three equal installments in June 1999, December 1999 and June 2000. At December 31, 1997 and 1998, the deferred compensation liability was $500,000, respectively. Interest accrues on deferred amounts on a quarterly basis at a rate determined by management which is currently 6% based on the rate of interest for 3-year Federal treasury notes. Accrued interest related to these amounts was $17,500 and $47,500 at December 31, 1997 and 1998, respectively.

6. Commitments and Contingencies

 Leases

   The Company leases and subleases office space in Virginia and Pennsylvania and collocation space in central offices under the terms of the interconnection agreements with Bell Atlantic and other vendors. Commitments for minimum rental payments under noncancelable leases and subleases at December 31, 1998 are as follows: $329,311 in 1999, and $331,382 in 2000, $255,853 in 2001, and $9,212
in 2002.

   Rent expense for the years ended December 31, 1996, 1997 and 1998, was $46,742, $80,103 and $113,600, respectively.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------


   During 1998, the Company entered into capital leases related to the acquisition of equipment for the development of the DSL network. The present value of future minimum capital lease payments as of December 31, 1998, is as follows:

   Year ending December 31,                                            Amount
   ----------------------------------------------------------------- ----------
   1999............................................................. $  461,370
   2000.............................................................    501,064
   2001.............................................................    500,521
   2002.............................................................    330,892
   2003.............................................................     21,875
                                                                     ----------
                                                                      1,815,722
   Less amounts representing interest...............................    302,584
                                                                     ----------
   Present value of net minimum lease payments......................  1,513,138
   Less current portion of capital lease obligations................    328,982
                                                                     ----------
   Long term portion of capital lease obligations................... $1,184,156
                                                                     ==========

   The Company has entered into a master lease agreement with Ascend to finance purchases of up to $30,000,000 through capital lease agreements. The Company has an arrangement with Paradyne Corporation whereby the Company can finance DSL equipment purchases of up to $4,000,000 subject to vendor approval.


 Purchase commitments

   On November 24, 1998 the Company entered into an agreement with a software and service provider to support its DSL services. The Company's majority shareholder is also a shareholder of this software and service provider. Under the terms of the agreement, software licensing and service fees will approximate $1,023,700 which are payable through a $185,000 deposit which was made upon signing the agreement, $402,700 due upon project completion, and $436,000 payable within twenty-four months of project completion. Amounts not paid within 30 days of project completion accrue interest at a rate of 10%. The agreement requires immediate payment if the Company obtains $40,000,000 in funding and requires accelerated payment, based on a formula, if the Company receives funding in excess of $10,000,000. The Company commenced implementing the software and support service in 1999.

 Employment agreements

   The Company has entered into an employment agreement with each of its executive officers. Each agreement has an initial term of four years, subject to earlier termination upon 30 days prior notice. These agreements are automatically extended for additional one year terms unless the Company or the employee elects to terminate the agreement within 30 days before the end of the current term. Under these agreements, these employees will receive an initial annual base salary that will be increased by at least 5% each year, based upon performance objectives set by the Board of Directors. The employees will also receive an annual bonus of up to 20% of the executives' then current salary. The bonus is payable in cash, stock or a combination of both at the election of the board of directors.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------

 Other Matter

   The Company is not currently involved in any legal proceedings that it believes could have a material adverse effect on its business, financial position, results of operation or cash flow.

7. Income Taxes

   The provision (benefit) for income taxes consists of the following for the years ended December 31:

                                                   1996      1997      1998
                                                 --------  --------  ---------
   Current tax (benefit) provision.............. $142,918  $153,948  $(105,119)
   Deferred tax provision (benefit).............  (80,458) (118,274)    77,146
                                                 --------  --------  ---------
   Total (benefit) provision for income taxes... $ 62,460  $ 35,674  $ (27,973)
                                                 ========  ========  =========

   Deferred tax assets are comprised of the following as of December 31:

                                                              1997     1998
                                                            -------- ---------
   Deferred compensation................................... $193,100 $ 349,956
   Accrued interest........................................    5,632    19,149
   Bad debt expense........................................      --     20,066
   Depreciation expense....................................      --     (2,083)
   Net operating loss......................................      --    444,160
   Valuation allowance.....................................      --   (709,662)
                                                            -------- ---------
   Net deferred tax asset.................................. $198,732 $ 121,586
                                                            ======== =========

   As of December 31, 1998, a valuation allowance was established to reduce total deferred tax assets to an amount that management believes will more likely than not be realized, based on income taxes paid in the loss carryback period net of refundable taxes.

   A reconciliation between income taxes from operations computed using the federal statutory income tax rate and the Company's effective tax rate for the years ended December 31, is as follows:

                                                          1996   1997  1998
                                                          -----  ----  -----
   Federal statutory rate................................  34.0% 34.0% (34.0)%
   State income taxes, net of federal provision
    (benefit)............................................   4.9   5.4   (2.7)
   Increase to valuation allowance.......................   --    --    33.7
   Business meals, entertainment, penalties and other....   2.0   6.4    1.5
                                                          -----  ----  -----
                                                          40.9%  45.8%  (1.5)%
                                                          =====  ====  =====

8. Mandatorily Redeemable Preferred Stock and Stockholders' Equity

 Mandatorily Redeemable Preferred Stock

   On August 6, 1998, the Company issued 10,000,000 shares of Series A mandatorily redeemable preferred stock (Preferred Stock) and 9,800,000 shares of common stock for total proceeds of $10,004,900, excluding

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------

direct issuance costs of $55,798. The Company has allocated $5,074,642 and $4,875,000 of the net proceeds to the Preferred Stock and common stock, respectively, based on the Company's estimate of fair value of the Preferred Stock and common stock. The Preferred Stock has a par value of $.001 per share, a stated value of $1.00 per share (Stated Value) and a cumulative dividend of 8% of the Stated Value per annum, compounded annually. The Company may not declare or pay any distributions by dividend or otherwise, payable other than in common stock, until the holders of the Preferred Stock first receive a distribution equal to the cumulative dividend due for each outstanding share of Preferred Stock. Dividends continue to accrue until redemption. The Preferred Stock is redeemable, at the option of the holder, at the earlier of the closing of a public offering or the sixth anniversary of the initial Preferred Stock issuance at a redemption price equal to $1.00 per share plus any accrued and unpaid dividends. For the year ended December 31, 1998, the Company has accrued preferred stock dividends of $322,192 and increased the preferred stock carrying value by $244,417 for accretion to the redemption price.

   In the event of a liquidation, dissolution, or winding up of the Company, the holders of the Preferred Stock are entitled to a liquidation preference equal to $1.00 per share plus any accrued and unpaid dividends. No dividends have been declared through December 31, 1998. The Preferred Stock does not provide its holders with voting rights, however, the Company must receive approval from the holders of two-thirds of Preferred Stock to (i) authorize, create or issue, or increase the authorized or issued amount of any class of equity which is senior or equal to the Preferred Stock, (ii) reclassify or modify any class of equity such that it ranks senior or equal to the Preferred Stock, or (iii) amend, alter or repeal any of the provisions applicable to the Preferred Stock so as to adversely change the dividend, liquidation and redemption terms.

   On March 18, 1999, the Company's certificate of incorporation was amended to modify the terms of the Preferred Stock. In the event of an initial public offering in which the Company receives a market valuation in excess of $200,000,000, the terms of the Preferred Stock provide that (i) 50% of the Preferred Stock outstanding will be cancelled and cease to exist without compensation or recourse, (ii) the remaining shares of Preferred Stock will be automatically converted into common stock based on the Preferred Stock aggregate per share stated value of $5,000,000 divided by the per share public offering price and (iii) no dividends on the Preferred Stock whether accrued or unaccrued through the date of the offering will be payable.

   The Preferred Stock activity for the year ended December 31, 1998 is summarized as follows:

                                                            Shares     Amount
                                                          ---------- ----------
   Balance, December 31, 1997............................        --  $      --
   Issuance of shares.................................... 10,000,000  5,102,499
   Issuance costs........................................        --     (28,457)
   Accrued dividends.....................................        --     322,192
   Accretion to redemption price.........................        --     244,417
                                                          ---------- ----------
   Balance, December 31, 1998............................ 10,000,000 $5,640,651
                                                          ========== ==========

 Stock Repurchase

   On August 6, 1998, the Company repurchased 3,800,000 shares of common stock for $1,900,000 from certain founders of the Company. This repurchase was accounted for at cost.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------

9. Stock-Based Compensation

   On July 23, 1998, the Company adopted the 1998 Incentive Stock Plan (the
Plan), under which incentive stock options, non-qualified stock options, stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards or any combination thereof may be granted to the Company's employees and certain other persons in accordance with the Plan. The Board of Directors, which administers the Plan, determines the number of options granted, the vesting period and the exercise price. The Board of Directors may terminate the Plan at any time. Options granted under the Plan are fully exercisable into restricted shares of the Company's common stock upon award and expire ten years after the date of grant. The restricted common stock generally vests over a three or four year period. Subsequent to exercise, unvested shares of restricted stock cannot be transferred while vested shares are subject to a right of first refusal by the Company to repurchase the shares at fair value. Upon voluntary termination unvested shares of restricted stock can be repurchased at the lower of fair value or the exercise price. At December 31, 1998, 4,000,000 shares were reserved for issuance under the Plan. Effective March 18, 1999, the Company increased the number of shares of common stock reserved for issuance under the employee stock option plan from 4,000,000 to 4,500,000.

   As of December 31, 1998, a total of 3,151,500 incentive stock options had been granted at an exercise price of $.20 per share. All of the options issued were exercisable at December 31, 1998. Stock option activity for the year ended December 31, 1998, was as follows:

                                                                        Weighted
                                                     Incentive          Average
                                                       Stock   Exercise Exercise
                                                      Options   Price    Price
                                                     --------- -------- --------
   Options outstanding, December 31, 1997...........       --    $--      $--
   Options granted, July 1998....................... 2,400,000    .20      .20
   Options granted, August 1998.....................   100,000    .20      .20
   Options granted, November 1998...................   651,500    .20      .20
   Options exercised................................       --     --       --
   Options cancelled................................       --     --       --
                                                     ---------   ----     ----
   Options outstanding, December 31, 1998........... 3,151,500   $.20     $.20
                                                     =========   ====     ====

   The Company has estimated the fair value of the underlying common stock on the date of grant was in excess of the exercise price of the options. As a result, the Company recorded deferred compensation of $3,681,750 for the year ended December 31, 1998. This amount was recorded as a reduction to stockholders' equity and is being amortized as a charge to operations over the vesting periods. For the year ended December 31, 1998, the Company recognized $218,997 of stock compensation expense related to these options.

                      NETWORK ACCESS SOLUTIONS CORPORATION

                             ---------------------

   SFAS No. 123, Accounting for Stock-Based Compensation, encourages adoption of a fair value-based method for valuing the cost of stock-based compensation. However, it allows companies to continue to use the intrinsic value method for options granted to employees and disclose pro forma net loss and loss per share. Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net loss and loss per share would have been as follows:

Net loss as reported.............................................. $(2,075,938)
Pro forma net loss................................................  (2,088,416)
Net loss per share as reported, basic and diluted.................       (0.17)
Pro forma net loss per share, basic and diluted...................       (0.17)

   The weighted-average fair value of options granted during the year ended December 31, 1998 was approximately $2.34 based on the Black-Scholes option pricing model. Upon termination, unvested shares of restricted stock are repurchased by the Company at the lower of the exercise price or fair market value.

   The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during the year ended December 31, 1998: Dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 5.21%; and, expected term of 5 years.

   As of December 31, 1998, the weighted average remaining contractual life of the options is 9.8 years.

10. Employee Benefit Plan

   On September 16, 1998, the Company adopted the Network Access Solution, Inc. 401(k) Profit Sharing Plan and Trust (the Plan). As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Participants must be at least 21 years of age and may make voluntary contributions to the Plan of up to 15% of their compensation not to exceed the federally determined maximum allowable contribution. The Company is not obligated to make contributions or to match participant contributions. Participants vest in Company contributions' until after 3 years of employment. The Company did not make contributions to the Plan during 1998.

11. Subsequent Events

   The Company intends to file a Registration Statement with the Securities and Exchange Commission for an initial public offering of its common stock.

   On January 14, 1999, the Company granted to certain employees options to purchase an aggregate of 848,700 shares of common stock at an exercise price of $.20 per share. Deferred compensation and compensation charges will be recorded in connection with these grants.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     , 1999

                                [LOGO OF NAS]



                            Shares of Common Stock

                              -------------------

                              P R O S P E C T U S
                              -------------------

                         Donaldson, Lufkin & Jenrette

                           Bear, Stearns & Co. Inc.

                               J.P. Morgan & Co.

                             ---------------------

                                DLJdirect Inc.


-------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the contained herein or the affairs of the Company have not changed since the date hereof.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Until       , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

      Securities and Exchange Commission registration fee.............. $27,800
      National Association of Securities Dealers, Inc. filing fee......  12,000
      Nasdaq National Market listing fee...............................       *
      Transfer agent's and registrar's fees............................       *
      Printing expenses................................................       *
      Legal fees and expenses..........................................       *
      Accounting fees and expenses.....................................       *
      Blue Sky filing fees and expenses................................       *
      Miscellaneous expenses...........................................       *
                                                                        -------
        Total..........................................................       *
                                                                        =======

---------------------
*  To be filed by amendment.

14. Indemnification of Officers and Directors

   Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary.
Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

   At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

   The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its directors and officers, and by the Registrant of the Underwriters, for certain liabilities arising under the Securities Act.

15. Recent Sales of Unregistered Securities

   The following information relates to securities issued or sold by the Registrant within the last three years. During that time, the Registrant has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to sales by an issuer not involving any public offering, or under Rule 701 under the Securities Act. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Act.

(1) On August 6, 1998, the Registrant issued 10,000,000 shares of Series A Preferred Stock to a group of four accredited investors, at a purchase price of $1.00 per share for an aggregate price of $10,000,000.

(2) On August 6, 1998, the Registrant issued 9,800,000 shares of Common Stock to a group of four accredited investors at a purchase price of $0.0005 per share for an aggregate price of $4,900.

16. Exhibits and Financial Statement Schedules

 (a)Exhibits

 Exhibit No. Description
 ----------- -----------
 1.1*        Form of Underwriting Agreement
 3.1*        Restated Certificate of Incorporation of the Company
 3.2         By-Laws of the Company
 4.1         Specimen stock certificate for shares of Common Stock of the
             Company
 5.1*        Opinion of Piper & Marbury L.L.P., regarding legality of
             securities being registered
 10.1*       Master Equipment Lease Agreement dated November 17, 1998, by and between the Company and Paradyne Credit Corporation
 10.2*       Purchase and Sale Agreement dated as of October 16, 1998, by and between the Company and Ascend Communications, Inc.
 10.3*       Master Lease Agreement dated October 9, 1998, by and between the
             Company and Ascend Credit Corporation
 10.4*       Promissory Note dated October 16, 1998, by and between the Company and Ascend Communications, Inc.
 10.5        Commercial Lease dated February 24, 1997, by and between the
             Company, Sterling/Gunston Limited Partnership and Bernstein
             Management Corporation
 10.5.1      First Lease Amendment dated June 26, 1998, by and between the
             Company and Sterling/Gunston LLC
 10.5.2      Third Lease Amendment dated February 1, 1999, by and between the
             Company and Sterling/Gunston LLC
 10.6        Sublease dated August 31, 1998, by and between the Company and
             U.S. Interactive, Inc.
 10.7        Letter of Intent dated March 2, 1999 by and between the Company and Trans Dulles Center, Inc.
 10.8        Employment Agreement dated as of August 16, 1998, by and between the Company and
             Jonathan P. Aust
 10.9        Employment Agreement dated as of July 13, 1998, by and between the
             Company and
             Christopher J. Melnick
 10.10       Employment Agreement dated as of July 13, 1998, by and between the
             Company and Scott G. Yancey, Jr.
 10.11       Employment Agreement dated as of August 18, 1998, by and between the Company and James A. Aust
 10.12       Employment Agreement dated as of March 1, 1999, by and between the
             Company and John J. Hackett
 10.13       1998 Stock Incentive Plan, as amended

 Exhibit No. Description
 ----------- -----------
 10.14       Incentive Stock Option Grant Agreement dated July 23, 1998, by and between the Company and Scott G. Yancey, Jr., as amended
 10.15       Incentive Stock Option Grant Agreement dated July 23, 1998, by and between the Company and Christopher J. Melnick, as amended
 10.16       Incentive Stock Option Grant Agreement dated November 1, 1998, by and between the Company and James A. Aust
 10.17*      Incentive Stock Option Grant Agreement dated March 1, 1999, by and between the Company and John J. Hackett
 10.18       Deferred Compensation Agreement dated June 1, 1997, by and between the Company and
             Jonathan P. Aust
 10.19       Deferred Compensation Agreement dated June 1, 1997, by and between the Company and
             James A. Aust
 10.20       Repurchase Agreement dated August 6, 1998, by and between the
             Company and Longma M. Aust, Jonathan P. Aust, James A. Aust and
             Stephen L. Aust
 10.21       Investor Rights Agreement dated August 6, 1998, by and between the
             Company, Spectrum Equity Investors II, L.P., SEA 1998 II, L.P.,
             FBR Technology Venture Partners L.P. and W2 Venture Partners, LLC,
             as amended
 11.1        Statement of computation of loss per share
 23.1        Consent of PricewaterhouseCoopers, LLP
 23.2*       Consent of Piper & Marbury L.L.P. (included as part of Exhibit
             5.1)
 24.1        Power of Attorney (included in signature pages)
 27          Financial Data Schedule

---------------------
 * To be filed by amendment.

    (b) Financial Statement Schedules:

   Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or the notes thereto.

17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Charter or Bylaws or the Delaware General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sterling, Virginia, on the 19th day of March, 1999.

                                        NETWORK ACCESS SOLUTIONS CORPORATION

                                                   /s/ Jonathan P. Aust
                                          By: _________________________________
                                            Jonathan P. Aust
                                            President and Chief Executive
                                            Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appointed Jonathan P. Aust, Scott G. Yancey, Jr. and Nancy A. Spangler, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

                Name                            Title                Date

        /s/ Jonathan P. Aust            President, Chief           March 19,
-------------------------------------   Executive Officer           1999
          Jonathan P. Aust              and Chairman of the
                                        Board of Directors
                                        (Principal Executive
                                        Officer)

      /s/ Scott G. Yancey, Jr.          Chief Financial            March 19,
-------------------------------------   Officer and Director        1999
        Scott G. Yancey, Jr.            (Principal Financial
                                        Officer)

     /s/ Christopher J. Melnick         Chief Operating            March 19,
-------------------------------------   Officer and Director        1999
       Christopher J. Melnick

       /s/ Brion B. Applegate           Director                   March 19,
-------------------------------------                               1999
         Brion B. Applegate

                                 Exhibit Index

 Exhibit No. Description
 ----------- -----------
 1.1*        Form of Underwriting Agreement
 3.1*        Restated Certificate of Incorporation of the Company
 3.2         By-Laws of the Company
 4.1         Specimen stock certificate for shares of Common Stock of the
             Company
 5.1*        Opinion of Piper & Marbury L.L.P., regarding legality of
             securities being registered
 10.1*       Master Equipment Lease Agreement dated November 17, 1998, by and between the Company and Paradyne Credit Corporation
 10.2*       Purchase and Sale Agreement dated as of October 16, 1998, by and between the Company and Ascend Communications, Inc.
 10.3*       Master Lease Agreement dated October 9, 1998, by and between the
             Company and Ascend Credit Corporation
 10.4*       Promissory Note dated October 16, 1998, by and between the Company and Ascend Communications, Inc.
 10.5        Commercial Lease dated February 24, 1997, by and between the
             Company, Sterling/Gunston Limited Partnership and Bernstein
             Management Corporation
 10.5.1      First Lease Amendment dated June 26, 1998, by and between the
             Company and
             Sterling/Gunston LLC
 10.5.2      Third Lease Amendment dated February 1, 1999, by and between the
             Company and Sterling/Gunston LLC
 10.6        Sublease dated August 31, 1998, by and between the Company and
             U.S. Interactive, Inc.
 10.7        Letter of Intent dated March 2, 1999 by and between the Company and Trans Dulles Center, Inc.
 10.8        Employment Agreement dated as of August 16, 1998, by and between the Company and
             Jonathan P. Aust
 10.9        Employment Agreement dated as of July 13, 1998, by and between the
             Company and
             Christopher J. Melnick
 10.10       Employment Agreement dated as of July 13, 1998, by and between the
             Company and Scott G. Yancey, Jr.
 10.11       Employment Agreement dated as of August 18, 1998, by and between the Company and James A. Aust
 10.12       Employment Agreement dated as of March 1, 1999, by and between the
             Company and
             John J. Hackett
 10.13       1998 Stock Incentive Plan, as amended
 10.14       Incentive Stock Option Grant Agreement dated July 23, 1998, by and between the Company and Scott G. Yancey, Jr., as amended
 10.15       Incentive Stock Option Grant Agreement dated July 23, 1998, by and between the Company and Christopher J. Melnick, as amended
 10.16       Incentive Stock Option Grant Agreement dated November 1, 1998, by and between the Company and James A. Aust
 10.17*      Incentive Stock Option Grant Agreement dated March 1, 1999, by and between the Company and John J. Hackett
 10.18       Deferred Compensation Agreement dated June 1, 1997, by and between the Company and
             Jonathan P. Aust
 10.19       Deferred Compensation Agreement dated June 1, 1997, by and between the Company and
             James A. Aust

 Exhibit No. Description
 ----------- -----------
 10.20       Repurchase Agreement dated August 6, 1998, by and between the
             Company and Longma M. Aust, Jonathan P. Aust, James A. Aust and
             Stephen C. Aust
 10.21       Investor Rights Agreement dated August 6, 1998, by and between the
             Company, Spectrum Equity Investors II, L.P., SEA 1998 II, L.P.,
             FBR Technology Venture Partners L.P. and W2 Venture Partners, LLC,
             as amended
 11.1        Statement of computation of loss per share
 23.1        Consent of PricewaterhouseCoopers, LLP
 23.2*       Consent of Piper & Marbury L.L.P. (included as part of Exhibit 5.1 hereto)
 24.1        Power of Attorney (included in signature pages)
 27          Financial Data Schedule

---------------------
 * To be filed by amendment.